EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among TEAVANA CORPORATION and TEAVANA CANADA, INC. and TEAOPIA LIMITED and THE PRINCIPALS NAMED HEREIN

Dated as of April 15, 2012

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LIST OF EXHIBITS

Exhibit A	- Bill of Sale and Assignment; Assumption of Liabilities
Exhibit B	- Form of Transition Services Agreement
Exhibit C	- Form of Escrow Agreement
Exhibit D	- Matters for Opinion of Seller's Counsel

LIST OF SCHEDULES

Accounts Receivable Schedule Affiliated Transactions Schedule Assumed Vendor Contracts Schedule Brokerage Schedule Compliance Schedule Consents Schedule Contracts Schedule Suppliers Schedule Developments Schedule Employees Schedule Employee Benefits Schedule Encumbrances Schedule Environmental and Safety Schedule Excluded Assets Schedule Financial Statements Schedule

Head Office/Warehouse Tangible Property Schedule Indebtedness Schedule Insurance Schedule Intellectual Property Schedule Leased Real Property Schedule Liabilities Schedule Names and Locations Schedule Net Working Capital Schedule Offer Letter Schedule Officers and Managers Schedule Organization Schedule Permits Schedule Proceedings and Orders Schedule Schedule of Principals Taxes Schedule Transferred Employees Schedule Warranty Schedule Workers’ Compensation Schedule

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 15, 2012, by and among Teavana Corporation, a Georgia corporation (“Corporation”) Teavana Canada, Inc., a British Columbia company ("Buyer"), Teaopia Limited, a company subject to the provisions of the Business Corporations Act (Ontario) ("Seller") and David Bellisario, Domenic Bellisario, Patricia Bellisario and Mister Keys Limited, a company subject to the provisions of the Business Corporations Act (Ontario) (each a "Principal" and collectively, the "Principals").

     WHEREAS, in the manner described herein and subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller (subject to the assumption by Buyer of certain specifically enumerated Liabilities), and Seller desires to sell to Buyer (subject to the assumption by Buyer of such specifically enumerated Liabilities), its business, assets and properties, operating as a going concern, which is in the specialty retail business of selling loose-leaf teas, teawares and other tea-related merchandise (collectively, the "Business").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

1.1	Purchase of Assets.

(a) Asset Purchase. On the terms and subject to the conditions set forth in this

Agreement, Buyer shall purchase from Seller, and Seller shall (and the Principals shall cause Seller to) sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of Seller's right, title and interest as of the Closing Date in all of its properties, assets and rights of any kind, whether tangible or intangible, real or personal, wherever located and by whomever possessed (but excluding the Excluded Assets) (the "Purchased Assets"), free and clear of all Liens, including the following:

     (i) all accounts receivable and notes receivable (including the Accounts Receivable);

     (ii) all cash on hand in the Stores in the amounts listed in the Cash Schedule, which schedule may be amended by Buyer to reduce the cash on hand included in the Purchased Assets in one or more Stores by written notice to Seller not less than three Business Days prior to the Closing Date (as so adjusted, the “Cash on Hand”);

(iii)	all open sales orders;

(iv)	all finished goods inventories, raw materials, packaging materials, work in process, supplies, consigned goods and finished goods (including all of the inventories located at the Head Office/Warehouse, inventories located at the Stores, inventories covered by purchase orders, goods in transit and returned goods) (collectively, the "Inventory");

     (v) all Intellectual Property used by, owned by, issued to or licensed to Seller, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be

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secured throughout the world), in each case including the items set forth on the attached Intellectual Property Schedule (collectively, the "Purchased Intellectual Property");

     (vi) all rights under Contracts, licenses, leases and other agreements, including the Assumed Vendor Contracts and the Contracts described on the attached Contracts Schedule and all deposits relating thereto (collectively, the "Assumed Contracts"); provided, that the Assumed Contracts shall not include any oral Contracts or any Contracts with suppliers of the Business (other than the Assumed Vendor Contracts);

     (vii) all leasehold improvements and all machinery, equipment, fixtures and trade fixtures;

     (viii) all Store location furniture, office supplies, production supplies and any other supplies, spare parts, other miscellaneous supplies (including telephones, data lines, circuits, fax machines, copiers and computers and related software), and other tangible property of any kind used in a Store location;

     (ix) all prepayments, prepaid expenses and landlord and customer cash deposits (other than those related to Excluded Assets or Excluded Liabilities) and advances (including employee advances);

     (x) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of any kind (other than those related to Excluded Assets or Excluded Liabilities), whether arising by way of counterclaim or otherwise;

     (xi) the right to receive and retain mail, payments of receivables and other communications (other than those related to Excluded Assets or Excluded Liabilities) and all telephone numbers used by the Business;

     (xii) all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

     (xiii) the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing;

     (xiv) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

     (xv) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

     (xvi) all lists, records and other information pertaining to accounts, Transferred Employees and referral sources; all lists and records pertaining to suppliers and customers; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business and marketing plans and information); in each case whether evidenced in writing, electronic data (including by computer) or otherwise, except in all cases those related to Excluded Assets or Excluded Liabilities;

     (xvii) all permits, licenses, franchises, orders, certifications, authorizations and approvals from all permitting, licensing, accrediting and certifying agencies, organizations or groups (including all of the foregoing listed or described on the Permits Schedule and the Environmental and Safety Schedule), and the rights to all data and records held by such agencies;

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(xviii) Seller's legal and business names (and all derivations thereof);

     (xix) all originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), all Testing Records, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Purchased Intellectual Property

(“Books and Records”);

     (xx) the tangible personal property described in the Head Office/Warehouse Tangible Property Schedule;

(xxi)	all goodwill as a going concern; and

(xxii)	all other properties, assets and rights owned by Seller as of the date hereof and as of the Closing Date, or in which Seller has an interest and that are not otherwise Excluded Assets.

     (b) Excluded Assets. Notwithstanding the foregoing Section 1.1(a), the following properties, assets, rights and interests (the "Excluded Assets") are expressly excluded from the purchases and sales contemplated hereby and, as such, are not included in the Purchased Assets:

     (i) cash, cash equivalents, certificates of deposit, marketable securities and similar items, other than the Cash on Hand;

     (ii) Constating Documents, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;

     (iii) income Tax Returns relating to the Business and any notes, worksheets, files or documents relating thereto (subject to Buyer's right to copies thereof);

(iv)	rights of Seller under or pursuant to any Transaction Document;

(v)	all Books and Records that Seller is required by Law to retain, subject to the right of Buyer to copies of, and, for a period of seven (7) years from the Closing Date, access to, such Books and Records;

(vi)	capital stock or other equity interests of Seller;

(vii)	subject to Section 6.8, claims for and rights to receive Tax refunds relating to the Tax obligations of the Business due and paid prior to the Closing Date with respect to taxable periods ending prior to the Closing Date;

(viii) insurance policies and associated prepayments and rights of recovery;

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     (ix) all Contracts between Seller, on the one hand, and any Affiliate of Seller or any Principal, on the other hand;

     (x) except as set forth in the Transition Services Agreement, any Employee Benefit Plan and assets and rights under and with respect thereto;

     (xi) except as set forth in the Transition Services Agreement, all rights and title of the Seller to the Great Plains accounting software and data used by the Seller;

     (xii) except as set forth in the Transition Services Agreement, all rights and title of the Seller to Ceridian payroll software and data used by the Seller;

     (xiii) except as set forth in the Transition Services Agreement, all rights of the Seller to use the Head Office/Warehouse;

     (xiv) all tangible assets located at the Head Office/Warehouse, other than (i) the Inventories located at the Head Office/Warehouse, and (ii) tangible personal property described in the Head Office/Warehouse Tangible Property Schedule; and

     (xv) all other assets, properties and Contracts specifically set forth on the Excluded Assets Schedule.

1.2	Assumption and Exclusion of Liabilities.

(a) Assumption of Liabilities. Subject to the conditions set forth in this Agreement,

as part of the Purchase Price, Buyer shall assume on the Closing Date and shall, without duplication, pay, discharge or perform when due Seller's debts, liabilities and obligations, in each case, arising on or after the Closing, set forth below (the "Assumed Liabilities"):

     (i) any post-Closing Liability under each third party Assumed Contract identified on the Contracts Schedule relating to the ongoing Business, but only to the extent such Assumed Contract is assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assumed Contract pursuant to Section 1.6, and specifically excluding any Liability relating to or arising out of any such Assumed Contract (A) as a result of any breach of such Assumed Contract occurring on or prior to the Closing Date, (B) as a result of any property damage, environmental assessment, violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; and/or (C) any related Proceeding; and

     (ii) any current Liability included in the Closing Statement with respect to third party accounts payable in connection with the Business that are not delinquent and are reasonably incurred in the Ordinary Course of Business (but excluding any such Liability (A) to the extent it constitutes Indebtedness, or (B) arising out of or in connection with a breach of any Assumed Contract).

     For the avoidance of doubt, the Assumed Liabilities shall not include any Liabilities of any Principal or any other Person (other than Seller).

     (b) Exclusion of Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or in any way become liable for any of Seller's Liabilities other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

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     (c) For purposes of clarity, the Excluded Liabilities include all oral Contracts and all Contracts with suppliers of the Business, other than the Assumed Vendor Contracts.

Seller and Principals hereby acknowledge that Seller is retaining the Excluded Liabilities, and Seller shall, and the Principals hereby agree to cause Seller to, pay, discharge and perform all such Liabilities promptly when due.

1.3	Purchase Price.

(a) Purchase Price. The aggregate purchase price for the Purchased Assets (the

"Purchase Price") shall be an amount in cash equal to: Twenty-Six Million Eight Hundred Eighty-Seven Thousand Five Hundred Dollars ($26,887,500) plus the assumption of the Assumed Liabilities and the Prepaid Rent (if any) as determined in accordance with Section 1.3(d), minus an amount equal to the amount (if any) by which Closing Net Working Capital is less than One Million Dollars Canadian (C$1,000,000), it being understood that for purposes of Closing, the amount of Closing Net Working Capital shall be estimated in accordance with Section 1.3(b). At the Closing, Buyer shall pay to Seller, in the manner described in Section 1.4(b)(i), the Closing Payment and the Prepaid Rent. The Purchase Price shall be subject to post-Closing adjustment pursuant to Sections 1.3(c).

     (b) Estimated Closing Net Working Capital. Not more than five (5) business days, but in no event less than three (3) business days, before the Closing Date, Seller and Buyer will, in good faith and in accordance with GAAP, jointly estimate Closing Net Working Capital on a reasonable basis using Seller's then available financial information; provided, however, that if Seller and Buyer cannot agree on an estimate of Closing Net Working Capital, such estimate will be deemed to be equal to the average of the Seller's and Buyer's good faith determinations thereof. The amount of Closing Net Working Capital as finally estimated pursuant to this Section 1.3(b) is referred to herein as "Estimated Closing Net Working Capital."

(c)	Post Closing Adjustment.

(i)	Within thirty (30) days following the Closing Date, Buyer shall deliver to

Seller a closing statement (in its final and binding form, the "Closing Statement") as of the Closing Date, setting forth the Closing Net Working Capital prepared first, in accordance with GAAP and second, to the extent consistent with GAAP, applied in a manner consistent with the accounting principles, procedures, methodologies and practices used in connection with the preparation of the Latest Balance Sheet. Seller and each Principal shall cooperate as reasonably requested in connection with the preparation of the Closing Statement and the determination of Closing Net Working Capital, and shall give Buyer reasonable access to Seller's applicable Books and Records (to the extent not transferred to Buyer as part of the Purchased Assets) and its working papers related thereto. For the purposes of the calculation of the Inventory to be included on the Closing Statement, Buyer agrees to grant the Seller’s authorized representatives reasonable access to observe the Inventory count. During the twenty-one (21)-day period immediately following receipt of the Closing Statement, Seller shall be permitted to review Buyer's Books and Records and its working papers related to the preparation of the Closing Statement and the determination of Closing Net Working Capital (but, for the avoidance of doubt, working papers shall not include protected lawyer-client communications); provided that such review shall be in a manner that does not interfere with the normal business operations of Buyer.

     (ii) The Closing Statement and the determination of Closing Net Working Capital shall become final and binding upon the parties twenty-one (21) days following Seller’s receipt thereof, unless Seller shall give Buyer written notice of its disagreement (an "Objection Notice") prior to such date. Any Objection Notice shall specify in reasonable detail the nature and dollar

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amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Seller reasonably and in good faith determines that the Closing Statement and the amount of Closing Net Working Capital delivered by Buyer has not been determined in accordance with the guidelines and procedures set forth in this Agreement. Any items not disputed in the Objection Notice shall be deemed to have been accepted by Seller and shall be final, conclusive and binding on the parties. If a timely Objection Notice is received by Buyer, then the Closing Statement and the amount of Closing Net Working Capital (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Objection Notice or (y) the date all matters in dispute are finally resolved in writing by the Firm (defined below). During the thirty (30) days following delivery of an Objection Notice, Buyer and Seller shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Objection Notice. Following delivery of an Objection Notice, Buyer and its Representatives shall be permitted to review Seller's and its Representatives' working papers relating to the Objection Notice (but, for the avoidance of doubt, working papers shall not include protected lawyer-client communications).

     (iii) At the end of the thirty (30)-day period referred to above, the parties shall submit to Ernst & Young (or its successor) or such other firm as Buyer and Seller may agree (the "Firm") for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Objection Notice. The parties shall instruct the Firm to make a final determination of the Closing Net Working Capital calculated with reference to such amount to the extent such amounts are in dispute, in accordance with the definitions, guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer, Seller and the Principals will cooperate with the Firm during the term of its engagement. Buyer and Seller shall each submit a binder to the Firm promptly (and in any event within fifteen (15) days after the Firm's engagement), which binder shall contain such party's computation of Closing Net Working Capital and information, arguments and support for such party's position. The Firm shall review such binders and base its determination solely on the information contained in them in accordance with the terms hereof. Buyer and Seller shall instruct the Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The parties agree that all adjustments shall be made without regard to materiality. The Closing Statement and the determination of the Closing Net Working Capital shall become final and binding on Buyer, Seller and the Principals on the date the Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by Buyer and Seller to be delivered not more than thirty

(30)	days following submission of such disputed matters).

(iv) The cost of the determination of the disputed items by the Firm shall be borne by Seller, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The Firm shall determine the allocation of costs based on the foregoing sentence and bill the parties for its fees and expenses accordingly. For example, if closing accounts receivable is the only disputed item and Seller contests only $500 of the amount claimed by Buyer, and if the Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Buyer.

(v) Promptly following the final and binding determination of Closing Net Working

Capital in accordance with Section 1.3(a) above ("Final Closing Net Working Capital"): (A) if the

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amount of Final Closing Net Working Capital is less than the amount of Estimated Closing Net Working Capital, then Seller shall (or if Seller is unable or otherwise fails to, the Principals shall), make payment to Buyer by wire transfer of immediately available funds of the amount of such difference; provided, however, that Buyer, at its option, may seek the release of such amount from the Escrow Amount but shall have no obligation to do so; and (B) if the amount of Final Closing Net Working Capital is greater than the amount of Estimated Closing Net Working Capital, then Buyer shall make payment to Seller by wire transfer to in immediately available funds of the amount of such difference; provided that for purposes of determining such payment, Final Closing Net Working Capital will not be deemed to exceed C$1,000,000. Any payments made pursuant to this Section 1.3(c)(v) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

     (vi) If, pursuant to this Section 1.3(c), there is a dispute as to the final determination of Closing Net Working Capital, Buyer or Seller (and the Principals on a joint and several basis), as the case may be, shall promptly pay to the other party, as appropriate, the net amount of such items as are not in dispute in accordance with Section 1.3(c)(v) (i.e., by recalculating Closing Net Working Capital by substituting only those items not in dispute), pending final determination of such dispute pursuant to this Section 1.3(c) (and any required adjustment payments pursuant to the application of this Section 1.3(c) in connection with the determination of Final Closing Net Working Capital shall be adjusted accordingly to account for any payments of undisputed amounts made pursuant to this Section 1.3(c)(vi)).

Following the determination of Final Closing Net Working Capital, the Closing Payment shall be recalculated by giving effect to the Final Closing Net Working Capital (as recalculated, the "Final Closing Payment ").

     (d) Prepaid Rent Adjustment. At the Closing, Seller will provide Buyer with a listing of rent for Stores paid by Seller prior to the Closing Date for the month during which the Closing Date occurs (such aggregate amount, the “Closing Month Rent”) together with evidence of proof of payment of the Closing Month Rent in each case satisfactory in form and substance to Buyer. Seller is responsible for the Closing Month Rent for periods up to the day before the Closing Date and the Purchase Price will be increased (on a pro rata basis based on the aggregate number of days in the month) for the amount of Closing Month Rent applicable to the number of days from and including the Closing Date to the end of the month (such adjustment amount, the “Prepaid Rent”). For example, if the Closing Month Rent is C$400,000, there are 30 days in the month and the Closing Date occurs on the 4th day of the month, the Prepaid Rent will be (C$360,000 = C$400,000 * 27/30).

1.4	Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the

"Closing") shall take place at the offices of Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Box 20, Toronto, ON M5H 2T6, or at such other place as is mutually agreeable to Buyer and Seller, on the later of (i) June 4, 2012 and (ii) three (3) days after all conditions set forth in ARTICLE II have been satisfied (and remain satisfied) or waived in writing (other than conditions with respect to actions that, by their terms, the respective parties hereto will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to Buyer and Seller (the "Closing Date"), and the Closing shall be deemed effective as of the opening of business on the Closing Date.

     (b) Closing Actions and Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:

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     (i) Buyer shall deliver the Closing Payment and the Prepaid Rent by wire transfer of immediately available funds to the account(s) designated by Seller, such designation to be made in writing at least two (2) business days prior to the Closing; and Buyer shall assume the Assumed Liabilities through execution of the bill of sale and assignment and assumption of liabilities in the form attached hereto as Exhibit A (the "Bill of Sale and Assignment and Assumption Agreement");

     (ii) Buyer shall deposit with the Escrow Agent the Escrow Amount, to be governed by the terms and conditions of the Escrow Agreement, by wire transfer of immediately available funds to an account which has been designated by the Escrow Agent to Buyer;

     (iii) Seller shall (and the Principals shall cause Seller to) convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, transfer tax declarations and all other instruments of conveyance as are necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens), including delivery by Seller of:

(A)	an executed Bill of Sale and Assignment and Assumption Agreement;

(B)	documents acceptable for recordation in the Canadian Intellectual

Property Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be satisfactory in form and substance to Buyer and its counsel);

     (C) with respect to each Lease included as part of the Purchased Assets, an assignment and assumption of lease in form and substance satisfactory to Buyer, acting reasonably, which will include the lessor’s consent to assignment of the lease and will endeavour (but shall not be required) to include Buyer’s customary use language (each, an "Assignment and Assumption of Lease") and duly executed by Seller and the lessor under such Lease;

     (D) documentation necessary to reflect the assignment of all POS licenses used in connection with the Business to Buyer.

(iv)	Seller shall (and the Principals shall cause Seller to) deliver to Buyer: (A) a certificate signed by the President or a Vice President of Seller, dated the date of the Closing, stating that the conditions specified in Section 2.1 below have been satisfied as of the Closing;

     (B) certified copies of resolutions of Seller's board of directors and equityholders authorizing and approving the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby;

     (C) certified copies of Seller's Constating Documents, a certificate of status (certified by an appropriate government official of Seller's jurisdiction of organization as of a date not more than five (5) business days prior to the Closing Date) and a certificate of the secretary or assistant secretary of Seller as to the incumbency of the officer(s) of Seller executing this Agreement and the other Transaction Documents to be executed and delivered by Seller;

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     (D) all Books and Records and other materials necessary for, related to or used in the Business (other than those that constitute Excluded Assets);

     (E) copies of all Third-Party Approvals, Consents from Governmental Bodies and, to the extent requested by Buyer, Tax Clearance Certificates;

     (F) releases relating to all Indebtedness of Seller (including relating to the Business or the Purchased Assets) in form and substance satisfactory to Buyer which releases shall release all Liens on or relating to the Purchased Assets;

(G) the Escrow Agreement duly executed by Seller;

     (H) a transition services agreement in the form of Exhibit B hereto (the "Transition Services Agreement") and duly executed by Seller;

     (I) copies of evidence of termination of each of the agreements required to be listed on the Affiliated Transactions Schedule;

     (J) an opinion from McMillan LLP, counsel for Seller and the Principals, with respect to the matters set forth in Exhibit D attached hereto, which shall be addressed to Buyer and Buyer's financing sources, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer; and

     (K) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

(v)	Buyer shall deliver to Seller:

	(A)	an executed Bill of Sale and Assignment and Assumption Agreement;

	(B)	a certificate signed by an authorized officer of Buyer, dated the date of the Closing, stating that the condition specified in subsection (a) of Section 2.2 below has been satisfied;

(C) each Assignment and Assumption of Lease duly executed by Buyer; (D) the Escrow Agreement duly executed by Buyer; and (E) the Transition Services Agreement duly executed by Buyer.

     1.5 Allocation of the Purchase Price. Seller and Buyer shall cooperate in the preparation of a joint schedule (the “Allocation Schedule”) allocating the Purchase Price (including the Assumed Liabilities) among the Purchased Assets. If Seller and Buyer are able to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, Seller and Buyer shall each file all U.S. and Canadian federal, state, provincial, local and foreign tax returns, in accordance with the Allocation Schedule. If Seller and Buyer are unable to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, each of Seller and Buyer may file IRS Form 594 and any U.S. and Canadian federal, state, provincial, local and foreign tax returns, allocating the Purchase Price (including the Assumed Liabilities) among the Purchased Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

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     1.6 Nonassignable Contracts. Anything in Section 1.2 to the contrary notwithstanding, with respect to any Assumed Contract or governmental license, permit or other authorization the transfer or assignment of which requires the Consent of any authority or other Person and such Consent has not been obtained prior to (or such Consent is not effective as of) the Closing (collectively, the "Nonassignable Contracts"), neither this Agreement, nor any instrument of conveyance delivered pursuant to the terms hereof, shall be deemed to constitute an assignment of any such Nonassignable Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Nonassignable Contract, and Buyer shall not assume any Liabilities under any such Nonassignable Contract. Seller shall use its commercially reasonable efforts to obtain any such required Consent, license, permit or other such authorization following the Closing and shall advise Buyer promptly in writing with respect to any Nonassignable Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder. Without in any way limiting Seller's obligation to obtain all Consents and waivers necessary for the sale, transfer, assignment and delivery of the Nonassignable Contracts and the Purchased Assets to Buyer hereunder, if any such Consent is not obtained or if such assignment is not permitted irrespective of Consent and the Closing hereunder is consummated, Seller shall cooperate with Buyer following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Nonassignable Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Nonassignable Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.

ARTICLE II

CONDITIONS TO CLOSING

     2.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents is subject to the satisfaction of the following conditions as of the Closing:

     (a) the representations and warranties of Seller and any Principal herein (including those set forth in ARTICLE III hereof) shall be true and correct in all material respects as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except that those representations and warranties that are qualified by materiality shall be true and correct in all respects;

     (b) Seller and each Principal shall have performed, in all material respects, all of the covenants and agreements required to be performed by Seller and the Principals, respectively, under this Agreement as of the Closing;

(c) there shall have been no Material Adverse Effect;

     (d) Seller shall have received or obtained all third-party Consents that are necessary (i) for the consummation of the transactions contemplated hereby, (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, Contract, lease, license or other agreement described on, or required to be described on the attached Consents Schedule or (iii) to operate the Business as presently conducted and presently proposed to be conducted following the Closing (collectively, the "Third-Party Approvals"), in each case on terms satisfactory to Buyer and no less favorable than those in effect prior to such assignment and which will also give Buyer the right to close each Store for a period of up to five (5) days to transition the Store and with respect to any lessor or landlord that has the right to increase rent following a consent to assignment of any lease, a waiver from such lessor or landlord of the ability to exercise such right;

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     (e) Buyer shall have received or obtained all Consents of Governmental Bodies that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Purchased Assets and to operate the Business substantially as currently conducted following the Closing, in each case on terms and conditions reasonably satisfactory to Buyer;

     (f) no Proceeding shall be pending or threatened before any court or Governmental Body or any arbitrator wherein an unfavorable injunction or Order would (i) prevent the performance of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated hereby or thereby or declare unlawful any of the transactions contemplated hereby or thereby, (ii) cause any of the transactions contemplated by this Agreement or any other Transaction Document to be rescinded following consummation or (iii) affect adversely the right of Buyer to own the Purchased Assets or operate the Business, and no such injunction or Order shall be in effect; no Law shall have been enacted or shall be deemed applicable to the transactions contemplated by the Transaction Documents that makes the consummation of the transactions contemplated by the Transaction Documents illegal;

     (g) Seller and each Principal shall have complied with the terms of Section 1.4(b) and delivered (or be concurrently delivering) to Buyer each of the items required to be delivered by it pursuant to Section 1.4(b);

     (h) the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement, and such agreement shall be in full force and effect at the Closing, provided that if the Escrow Agent fails or is unable to satisfy this Section 2.1(h), the Parties shall jointly appoint another Person to act as Escrow Agent; and

     (i) all proceedings to be taken by Seller or Principals in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     Any condition specified in this Section 2.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

     2.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents is subject to the satisfaction of the following conditions as of the Closing:

     (a) the representations and warranties of Buyer herein (including those set forth in ARTICLE IV hereof) shall be true and correct in all material respects as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except that those representations and warranties that are qualified by materiality shall be true and correct in all respects;

     (b) Buyer shall have performed, in all material respects, all of the covenants and agreements required to be performed by Buyer under this Agreement as of the Closing;

     (c) no Proceeding shall be pending before any court or Governmental Body wherein an unfavorable injunction or Order would (i) prevent the performance of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated hereby or thereby or declare unlawful any of the material transactions contemplated hereby or thereby or (ii) cause any of the transactions contemplated by this Agreement or any other Transaction Document to be rescinded following consummation, and no such injunction or Order shall be in effect;

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     (d) the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement, and such agreement shall be in full force and effect at the Closing, provided that if the Escrow Agent fails or is unable to satisfy this Section 2.2(d), the Parties shall jointly appoint another Person to act as Escrow Agent; and

     (e) all proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its legal counsel.

     Any condition specified in this Section 2.2 may be waived by Seller if such waiver is set forth in a writing duly executed by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS AND SELLER

     As an inducement to Buyer to enter into this Agreement, each Principal and Seller hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

     3.1 Organization. Seller is a corporation organized, validly existing and in good standing under the Laws of the province of Ontario and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, all of which jurisdictions are set forth on the Organization Schedule. Seller possesses all requisite power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents. The copies of Seller's Constating Documents that have been furnished to Buyer’s counsel reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete. Seller is not in default under or in violation of any provision of its Constating Documents. All of the outstanding equity interests of Seller are owned by the Principals in the amounts set forth on the Organization Schedule. The Officers and Managers Schedule sets forth a list all of the officers and directors/managers of Seller. Seller has not granted to any Person, and there is not outstanding, any power of attorney in respect of any Purchased Assets or Assumed Liabilities.

     3.2 Power; Authorization of Transactions. The Seller and each Principal has the absolute, unrestricted and full right, power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and other Transaction Documents to be executed and delivered by the Principals and Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document. This Agreement and the other Transaction Documents to be executed and/or delivered by the Principals and Seller constitute valid and binding obligations of each Principal and Seller, enforceable in accordance with their respective terms.

     3.3 Absence of Conflicts. Except as set forth on the Consents Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and/or delivered by each Principal and Seller and the consummation of the transactions contemplated hereby and thereby does not and shall not (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or give any third party the right to terminate or to accelerate any obligation under, Seller's Constating Documents or any indenture, mortgage, lease, loan

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agreement, Contract, commitment or other agreement or instrument to which any Principal or Seller is bound or affected, or any Law to which any Principal or Seller is subject, (ii) result in the creation of any Lien upon any of the Purchased Assets or (iii) require any Consent, exemption or other action by or notice to or filing with any court or other Governmental Body. Without limiting the generality of the foregoing, except for Buyer pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Purchased Assets or any interests therein.

     3.4 Subsidiaries. Seller has no Subsidiaries. Seller does not own or holds the right to acquire any shares of stock or any other security or interest in any other Person. Seller does not have any obligation to make any Investments.

     3.5 Indebtedness. Except as set forth on the Indebtedness Schedule, Seller does not have any outstanding Indebtedness and is not a party to any Contract providing for the creation, incurrence or assumption thereof.

     3.6 Financial Statements. Attached hereto as the Financial Statements Schedule are the following financial statements:

     (a) the balance sheet of Seller as of May 31, 2011 (the "Year-End Balance Sheet"), and the balance sheets of Seller as of May 31, 2010 and May 31, 2009 and the related statements of income, cash flow and shareholders’ equity for the fiscal years then ended; and

     (b) the unaudited balance sheet of Seller as of January 1, 2012 (the "Latest Balance Sheet") and the related statements of income, cash flow and shareholders’ equity for the period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) has been based upon the information contained in Seller's books and records (which, in turn, are accurate and complete in all material respects) and presents fairly the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except for the unaudited interim financial statements, which have been prepared on a basis consistent with past practices of Seller, do not contain footnotes and are subject to customary year-end adjustments (none of which is or could reasonably be expected to be material) for receiving accruals). No financial statements of any Person other than Seller are required by GAAP to be included in the consolidated financial statements of Seller. Attached hereto as part of the Financial Statements Schedule is a complete and accurate list of all compensation and other amounts (including salary, bonuses and rent) paid to the Principals (or any of their respective Affiliates) for each of the periods covered by the statements of income and cash flows required hereunder.

     3.7 Inventory. All Inventory, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business and is not stale, obsolete or damaged, is merchantable and fit for its intended use, and is not defective, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet. All Inventories not written off have been priced at the lower of cost or market. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of Seller. All of such Inventory is located at the Real Property or Head Office/Warehouse or with SCR China Trade Inc. or in transit to the Real Property or Head Office and no Inventory is held on a consignment basis.

3.8 Absence of Undisclosed Liabilities. Except as set forth on the Liabilities Schedule, Seller does not have any Liabilities arising out of any transactions entered into at or prior to the Closing Date, or

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any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, except for (a) Liabilities appropriately reflected on the liability side of the Latest Balance Sheet, (b) Liabilities under Contracts described on the Contracts Schedule (but not Liabilities for breaches thereof occurring on or prior to the Closing Date) and (c) Liabilities that have arisen entirely after the date of the Latest Balance Sheet in the Ordinary Course of Business, none of which relates to a breach of Contract (other than customer write-offs, discounts or adjustments in the Ordinary Course of Business), breach of warranty, tort, infringement, violation of Law, any Proceeding (including any Proceeding in eminent domain or other similar Proceeding affecting any portion of any real property) or Order affecting the ownership, lease, occupancy or operation of any real property or any environmental Liability.

     3.9 No Material Adverse Change. Except as set forth on the Developments Schedule, since the date of the Year-End Balance Sheet, there has been no Material Adverse Change, and no event has occurred or circumstance exists that could result in a Material Adverse Change.

     3.10 Absence of Certain Developments. Since the date of the Year-End Balance Sheet, Seller has conducted the Business and its operations in the Ordinary Course of Business, and except as set forth and itemized by category on the Developments Schedule, Seller has not (voluntarily or involuntarily):

     (a) suffered any theft, damage, destruction or casualty loss, in the aggregate, in excess of $25,000, to any of its assets or properties (tangible or intangible, including the Real Property and the other Purchased Assets), whether or not covered by insurance, or suffered any destruction of its Books and Records;

     (b) sold, assigned, leased, licensed, transferred or otherwise disposed of or encumbered any of its tangible assets or properties, except in the Ordinary Course of Business for fair consideration, or sold, assigned, leased, licensed, transferred or otherwise disposed of or encumbered any Purchased Intellectual Property or other intangible assets, or disclosed any proprietary confidential information to any Person;

     (c) declared, paid, made, or otherwise effectuated any dividends or distributions, redemptions, equity repurchases, or other transactions involving its capital stock or other equity interests, as the case may be, or rights to control the same or permitted any other withdrawal or distribution of funds or other assets from Seller by any Principals, their Affiliates or any other third party (other than normal and reasonable salaries and the payments of normal expenses in the Ordinary Course of Business);

     (d) changed Seller's authorized or issued capital stock or other equity interests, as the case may be, or granted, issued, sold or transferred any capital stock or other equity interests, as the case may be, any securities convertible, exchangeable or exercisable into shares of capital stock or other equity interest, as the case may be, or warrants, options or other rights to acquire shares of capital stock or other equity interest, as the case may be, or granted any stock appreciation, phantom stock or other similar rights;

     (e) amended, modified, replaced, supplemented or otherwise changed (or authorized any of the foregoing in respect of) its Constating Documents;

     (f) incurred or become subject to any material Liabilities, except Liabilities incurred in the Ordinary Course of Business;

     (g) borrowed any money or issued or exchanged any notes or other evidences of any Indebtedness, except current Liabilities incurred in the Ordinary Course of Business, or mortgaged, pledged or subjected to (voluntarily or involuntarily) any Lien any assets (including the Real Property and other Purchased Assets);

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     (h) made any loans or advances to, or guarantees for the benefit of, any Person or canceled any Indebtedness or other claims or rights owing to or held by it;

     (i) incurred intercompany charges (other than transactions with Affiliates listed on the Affiliated Transactions Schedule);

     (j) failed to promptly pay and discharge any current Liabilities or became liable to repay any loan or Indebtedness in advance of its stated maturity;

     (k) made or granted any bonus, wage, salary or other compensation increase to any (or to any group of) current or former equityholders, directors or managers (or equivalent governing personnel), officers, partners, executives or (except in the Ordinary Course of Business) other employees, or entered into any employment, severance, or similar Contract with any current or former equityholders, directors or managers (or equivalent governing personnel), officers, partners, executives or (except in the Ordinary Course of Business) other employees;

     (l) made any other change in employment terms for any of its equityholders, directors or managers (or equivalent governing personnel), officers, partners, executives or (except in the Ordinary Course of Business) other employees;

     (m) adopted, or granted any increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan, program, policy, Contract or arrangement, or amended, supplemented, modified, replaced or terminated any of the foregoing;

	(n)	suffered any resignation, termination or removal of any officer or material loss of personnel;

	(o)	entered into, amended, terminated (voluntarily or involuntarily) or received notice (written or oral) of termination of, any material Contract or commitment (including all Contracts disclosed on, required to be disclosed on, or that would have been required to be disclosed on but for such termination or notice of termination, the Contracts Schedule);

     (p) entered into any Contract prohibiting or restricting the ability of Seller to compete with any Person, engage in any business or operate in any geographical area;

     (q) engaged in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

     (r) conducted its cash management customs and practices other than in the Ordinary Course of Business (including with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

     (s) made a material change in its accounting methods or made or rescinded any Tax election or changed any method of accounting for foreign, federal or state income Tax purposes;

     (t) acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets and/or equity;

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     (u) made any capital expenditures or commitments therefor, in the aggregate, in excess of $50,000, except in connection with the opening of new Stores as set forth in the Developments Schedule;

     (v) caused or permitted (nor has any insiders, agents, advisors, consultants or contractors caused or permitted) any of its policies of insurance to lapse or become violable or has done or omitted to do anything whereby it might be denied indemnity in respect of any actual, potential or pending claim;

     (w) instituted, compromised or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf Seller;

     (x) terminated or modified any governmental license, permit or other authorization, other than in the Ordinary Course of Business;

	(y)	made any charitable contributions or pledges, in the aggregate, in excess of
$10,000;

	(z)	entered into any other material transaction other than in the Ordinary Course of

Business or materially changed any business practice;

     (aa) made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Transaction Documents; or

(bb) committed, either in writing or orally, to take any of the foregoing actions or activities.

3.11	Contracts and Commitments.

(a) Except for the Contracts listed on the Contracts Schedule, which Contracts

Schedule itemizes by category the Contracts subject to Sections 3.11(a)(iii), (vii), (viii), (xi) and (xix), Seller is not party to, bound by or otherwise subject to any:

     (i) Contract or group of related Contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services, in any case, under which the undelivered balance of such products and services has a selling price in excess of $25,000;

     (ii) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon thirty (30) days' or less notice without penalty;

     (iii) Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $25,000;

     (iv) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, whether Seller is lessor, lessee or a party in any other capacity;

(v) licensing agreement or other Contract with respect to patents, trademarks,

copyrights, or other intellectual property, including agreements with current or former employees,

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consultants, or contractors regarding the appropriation or the non-disclosure of Seller's Intellectual Property or any royalty Contract;

     (vi) collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

     (vii) bonus (including retention or sale bonus), pension, profit sharing, retirement or any other form of deferred compensation plan or any stock or equity purchase, stock or equity option or similar plan or practice, whether formal or informal, or any severance Contract;

     (viii) consulting or management Contract for the employment of any officer, partner, individual employee or other individual on a full-time, part-time or consulting basis providing annual compensation in excess of $10,000 or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by the Transaction Documents or prohibiting competition or the disclosure of trade secrets or confidential information;

     (ix) Contract relating to (A) the acquisition by Seller of any interest in another Person (whether by purchase of assets, purchase of stock, merger, consolidation, recapitalization, share exchange or otherwise) or (B) the sale or other divestiture by Seller of any division or entity owned or previously owned by Seller (whether by sale of assets, sale of stock, merger, consolidation, recapitalization, share exchange or otherwise);

     (x) joint venture, partnership, or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person and any other Contracts relating to ownership of or investments in any business or enterprise;

     (xi) Contract containing covenants that in any way purport to restrict the business activity of Seller, any Affiliate of Seller or the Business or limit the freedom of Seller, any Affiliate of Seller or the Business to engage in any line of business or to compete with any Person anywhere in the world;

(xii) nondisclosure or confidentiality Contracts;

     (xiii) Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xiv) power of attorney;

     (xv) Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xvi) Contract for capital expenditures in excess of $25,000;

     (xvii) indenture or other Contract relating to the borrowing of money or other assets or to mortgaging, pledging or otherwise placing a Lien on Seller's assets;

(xviii)	letter of credit or similar arrangement;

(xix)	guaranty of any obligation for borrowed money or otherwise;

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     (xx) Contract with respect to the lending or investing of funds in or to other Persons;

     (xxi) Contract relating to the distribution, marketing, sale, advertising or promotion of its products or services (including any sales representative Contract, distributor Contract or similar Contract);

     (xxii) warranty Contract or similar obligation with respect to products sold or services rendered or Contract that contains return of product provisions or any provisions that could result in an obligation to buy back products that were previously sold by Seller;

(xxiii)	settlement, conciliation or similar Contract;

(xxiv)	franchise or agency Contract;

(xxv)	hedging, swap, derivative or similar Contract (whether in respect of currency,

interest rates, commodities or otherwise);

     (xxvi) Contract to purchase or sell a stated portion of the requirements or outputs of the Business or containing "take or pay" provisions;

(xxvii)	Contract with any Governmental Body;

(xxviii)	Contract with any equityholder, insider or Affiliate;

(xxix)	Contract relating to the subcontracting to another Person of any Seller's rights and/or obligations under any agreement identified or required to be identified on the Contracts Schedule;

     (xxx) Contract under which the consequences of a default or termination could have a Material Adverse Effect;

     (xxxi) other Contract material to the Business or Seller, whether or not entered into in the Ordinary Course of Business; or

     (xxxii) amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as disclosed on the Contracts Schedule:

     (i) each Contract identified on or required to be identified on the Contracts Schedule is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated by the Transaction Documents;

     (ii) to Seller's Knowledge, no Contract identified on or required to be identified on the Contracts Schedule has been breached in any respect or canceled by the other party thereto;

     (iii) since the date of the Year-End Balance Sheet, none of Seller's significant suppliers or outside service providers has indicated that it will stop or decrease the rate of business done with Seller with respect to the Business;

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     (iv) there have been no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation;

     (v) Seller has performed all obligations under the Contracts identified on or required to be identified on the Contracts Schedule; and

     (vi) there is no breach of or default by Seller under any Contract to which Seller is a party or is otherwise subject or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default.

     (c) The Contracts Schedule sets forth each Contract of Seller that is secured by a letter of credit or guarantee (including guarantees by the Principals or any of their Affiliates) and the nature and amount of such security. Except as set forth on the Contracts Schedule, Seller is not obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price. Buyer has been supplied with a true and correct copy of all written Contracts which are identified on the Contracts Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto. The Contracts Schedule contains an accurate and complete description of all material terms of all oral Contracts referred to thereon. No party has repudiated any provision of any Contract. All Contracts relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

     (d) No insider, agent, advisor, consultant or contractor of Seller is bound by any Contract that purports to limit the ability of such insider, agent, advisor, consultant or contractor to (i) engage in or continue any conduct, activity, or practice relating to the Business, or (ii) assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

     (e) The Contracts Schedule sets forth all material Contracts used in connection with the Business on the date of this Agreement.

3.12	Compliance with Laws; Permits; Certain Operations.

	(a)	Except as set forth on the Compliance Schedule:

	(i)	Seller is and at all times during the five (5) years preceding the date hereof has been, in full compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets (including the Purchased Assets);

     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

     (iii) Seller has not received, at any time during the five (5) years preceding the date hereof, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on

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the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Seller holds all permits, licenses, certificates, accreditations or other authorizations of Governmental Bodies required for the conduct of the Business and operation of the Real Property, and the Permits Schedule and the Environmental and Safety Schedule set forth a list of all of such permits, licenses, certificates, accreditations and other authorizations. Seller is in compliance with all terms and conditions of any such required permits, licenses, accreditations and authorizations.

     (c) Seller and each Principal understands the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”) and the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq. ("FCPA"). Neither Seller, nor any Principal, insider, agent, advisor, consultant or contractor of Seller, or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (i) made or received (or been authorized to make or receive) any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, or (D) in violation of any Law (including the FCPA) or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Seller.

     (d) The Seller has complied with all Canadian food safety laws applicable to the Business (collectively, “Canadian Food Safety Laws”), and no claim has been filed by or before any Governmental Body against Seller alleging a violation of any Canadian Food Safety Laws. There have been no recalls or withdrawals of any of the Seller's products or any seizure, criminal referral, or other similar federal, provincial, state or private enforcement actions with respect to such products and no facts or circumstances exist that could be reasonably expected to result in such actions. All packaging and labeling, including ingredient statements, related to the Seller's products complies in all respects with applicable provisions of the Canadian Food Safety Laws and all other Legal Requirements applicable to any Products intended for sale or resale in Canada.

     (e) All products currently being manufactured, sold or distributed by or on behalf of Seller that are subject to the jurisdiction of the Canadian Food Inspection Agency or any other provincial or foreign Governmental Body are formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised, sold and promoted by the Seller in compliance with all applicable requirements under the Canadian Food Safety Laws, including the Canada Consumer Product Safety Act. The Seller's products are not adulterated or misbranded within the meaning of the Canadian Food Safety Laws. None of the Seller's products are the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated, or threatened in writing by Canadian Food Inspection Agency or any comparable state or foreign Governmental Body. All teas sold by Seller are EU Compliant, and Seller has documentation that all such teas meet the standards set forth by EC 852/2004 and EC 834/2007 (“Testing Records”). All statements and publications made by Seller about the health benefits of tea are accurate and in compliance with all applicable governmental regulations, and Seller has received no inquiry from any Governmental Body or other third party regarding the same.

3.13	Legal Proceedings, Orders.

(a) Except as set forth on the Proceedings and Orders Schedule, there is no (and,

during the five (5) years preceding the date hereof, there has not been any) Proceeding: (i) that has been commenced by or against Seller or that otherwise relates to or may affect the Business or any of the assets (tangible or intangible) owned or used by Seller (including the Purchased Assets); or (ii) that challenges,

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or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents. To Seller's Knowledge, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding identified on the Proceedings and Orders Schedule. The Proceedings and Orders Schedule sets forth accurately and completely the following information with respect to each Proceeding identified or required to be identified thereon: the name of and parties to the Proceeding, the date of the commencement of the proceeding, the status of the proceeding (e.g., in settlement talks, discovery, trial, appeal, etc.), a brief statement of the nature of the claim, the amount being claimed and/or the nature of other relief sought, the amount of reserves taken, if any, on the Latest Balance Sheet in respect of such Proceeding, an evaluation of the merit of such claim, and the current settlement range, if any, among the parties, and any other material information related to such proceeding. The Proceedings identified on or required to be identified on the Proceedings and Orders Schedule have not have, will not have and could not reasonably be expected to have a Material Adverse Effect.

     (b) Except as set forth on the Proceedings and Orders Schedule: (i) there is no Order to which Seller, the Business, or any of the assets owned or used by Seller (including the Purchased Assets), is subject; and (ii) no insider, agent, advisor, consultant or contractor of Seller is subject to any Order that prohibits such insider, agent, advisor, consultant or contractor from engaging in or continuing any conduct, activity, or practice relating to the Business. Except as set forth on the Proceedings and Orders Schedule: (i) Seller is, and at all times during the five (5) years preceding the date hereof has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, the Business, or any of the assets owned or used by Seller (including the Purchased Assets), is subject; and (iii) Seller has not received, at any time during the five (5) years preceding the date hereof, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, the Business, or any of the assets owned or used by Seller (including the Purchased Assets), is or has been subject.

     (c) Seller has not received any opinion or legal advice in writing, within the five (5) years preceding the date hereof, to the effect that Seller is exposed from a legal standpoint to any Liability or disadvantage. Seller is fully insured with respect to each of the matters set forth on the Proceedings and Orders Schedule.

3.14	Condition and Sufficiency of Assets.

(a) Seller owns good and valid title to all of the Purchased Assets, free and clear of all Liens, except for Liens described on the Encumbrances Schedule, all of which will be released on the Closing Date. Except as disclosed in the Affiliated Transactions Schedule, none of the Principals, nor any of their Affiliates (other than the Seller), own any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the Business.

     (b) The Purchased Assets and the services to be provided pursuant to the Transition Services Agreement constitute all of the assets, whether tangible or intangible, real or personal, that are necessary or useful for the conduct of the Business as currently conducted and as presently proposed to be conducted by Seller and all of the material assets, whether tangible or intangible as used by Seller in its business during the past 12 months, except for Inventory sold in the Ordinary Course of Business and except for the Excluded Assets.

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     (c) All of the buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) which are included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business, and all such assets have been installed and maintained in accordance with all Law. Seller owns or leases under valid leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business (all of which are included in the Purchased Assets).

3.15	Property.

	(a)	Seller does not own any real property.

	(b)	The Leased Real Property Schedule sets forth the location of each Leased Real

Property and a list of all Leases for each Leased Real Property, as well as the expiration date, renewal terms and applicable rent for each such Lease. Seller delivered to Buyer on or before April 4, 2012 a true and complete copy of each such Lease document set forth in the Leased Real Property Schedule (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral Lease, a written summary of the basic terms of such Lease. Except as set forth on the attached Leased Real Property Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Seller nor, to Seller's Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iii) there are no disputes with respect to such Lease; (iv) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein; (v) none of the Leases contain any prohibition on assignment or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by this Agreement and the other Transaction Documents, and no Consent of any third party under any such Lease is required in connection with the transactions contemplated hereby, (vi) Seller has valid title to the leasehold estate under each Lease, free and clear of all Liens other than those which will be obtained prior to the Closing; and (vii) Seller enjoys peaceful and undisturbed possession of the Leased Real Property under the Leases. The Buyer acknowledges that the Seller is not preparing the Yorkdale or Kildonan stores for opening and that this will be the obligation of the Buyer following Closing.

     (c) Seller has no Knowledge of and has never received any notice of the existence of any pending or contemplated condemnation or eminent domain Proceeding with respect to the Real Property. To Seller’s Knowledge, all of the Real Property and all plants, buildings, fixtures and other improvements located on such Real Property, has unqualified access to public roads and to all utilities (including electricity, sanitary and storm sewers, potable water and natural gas) necessary for the operation of the Business. Seller does not owe any amounts to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to, or in connection with, any Real Property within the past twelve months. There is no work being done at, or materials being supplied to, any parcel of Real Property at the date hereof other than routine maintenance projects having aggregate costs through completion of not more than $10,000. No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. To Seller’s Knowledge, no portion of the Real Property is located in a special flood hazard area as designated by any Governmental Body.

     (d) To Seller’s Knowledge, the current use of the Real Property does not violate any instrument of record or agreement affecting the Real Property. To Seller’s Knowledge, there is no violation of any covenant, condition, restriction, easement, agreement or Order of any Governmental Body having jurisdiction over the Real Property that affects the use or occupancy thereof. To Seller’s

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Knowledge, none of the Real Property is classified as a "permitted non-conforming use" or "permitted non-conforming structure" under applicable zoning ordinances. To Seller’s Knowledge, there are no encroachments upon any of the parcels comprising the Real Property, and no portion of any improvement thereon encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property. Seller and the Principals do not have any Knowledge of any pending or contemplated reassessment of any parcel included in the Real Property.

     (e) The Real Property constitutes all of the real property leased, used or occupied by the Business and necessary or desirable for the conduct of the Business as currently conducted and as currently proposed to be conducted, other than the Head Office/Warehouse.

(f) Seller does not own or lease any vehicles.

3.16	Tax Matters.

(a) Seller has timely filed all Tax Returns required to be filed by it, each such Tax

Return has been prepared in compliance with all Laws, and all such Tax Returns are complete, true and accurate in all respects. All Taxes due and payable by Seller have been paid and Seller has withheld and paid over to the appropriate taxing authority all Taxes which Seller is required to withhold from amounts paid or owing to any employee, stockholder, partner, creditor or other third party, whether or not such Taxes have been reported as due on an applicable Tax Return. All Taxes accrued but not yet due are either accrued on the Latest Balance Sheet or have been accrued in the Ordinary Course of Business since the date of the Latest Balance Sheet and will be accrued as of the Closing Date.

(b) Except as set forth on the Taxes Schedule:

     (i) Seller has properly classified all service providers as employees or independent contractors for Tax purposes and there have been no notices from or claims by any Governmental Body relating to such classification;

     (ii) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

     (iii) there is no action, suit, taxing authority Proceeding or audit now in progress, pending or, to Seller's Knowledge, threatened against or with respect to Seller;

     (iv) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller;

     (v) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns claiming that Seller is or may be subject to Taxes assessed by such jurisdiction;

     (vi) there are no Liens or potential Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Seller, nor is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets; and

(vii) Seller is not a non-resident of Canada for purposes of the Income Tax Act.

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3.17	Intellectual Property.

(a) The Intellectual Property Schedule contains a complete and accurate list of all

(i) all patented or registered Intellectual Property owned or used by Seller, (ii) pending applications for other registrations of Intellectual Property filed by or on behalf of Seller, (iii) all Internet domain names registered/owned by Seller; (iv) all trade names presently or previously used by Seller (or any predecessors); (v) material unregistered Intellectual Property owned or used by Seller and (vi) all licenses or similar Contracts to which Seller is a party, either as licensee or licensor, for Intellectual Property. Seller owns and possesses all right, title and interest to, or have the right to use pursuant to a valid and enforceable license, all of the Purchased Intellectual Property, and such Purchased Intellectual Property constitute all of the Intellectual Property used in, related to or necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, free and clear of all Liens. All necessary registration, maintenance, renewal, and annuity fees and Taxes have been paid, and all necessary documents have been filed, in connection with Seller's registered Intellectual Property. In connection with the registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse Proceedings pending or threatened by or before the Governmental Body in which the registrations or applications are issued or filed.

     (b) Except as set forth on the Intellectual Property Schedule, (i) neither the conduct of the business of Seller nor Seller's creation, use, license or other transfer of Seller's Intellectual Property violate, infringe or misappropriate any other person's Intellectual Property, (ii) there have been no claims made against Seller asserting the violation, invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by Seller and, to Seller's Knowledge, there is no basis for any such claim, (iii) Seller has not received any notices of, and Seller has no Knowledge of any facts which indicate a likelihood of, any violation, infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including any offer, demand or request that Seller license any rights from a third party) and (iv) none of the Intellectual Property of Seller has been declared invalid or unenforceable or been limited in any material respect by any official body, and no such Proceedings are pending or threatened. The transactions contemplated by this Agreement and the other Transaction Documents will not have a material effect on Buyer's right, title or interest in and to the Purchased Intellectual Property, and all of such Purchased Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately after the Closing.

(c)	Privacy.

(i)	The Intellectual Property Schedule identifies and describes each electronic or other database containing (in whole or in part) any Personal Information that is maintained by or for the Seller. Seller has provided true and accurate information to Buyer of (A) the types of Personal Information collected by or for the Seller; (B) the purposes for which such Personal Information was collected, used and disclosed by the Seller; and (C) how such Personal Information is collected, processed, used, stored, secured, and/or disclosed. Further, all Personal Information is collected, processed, used, stored, secured, and/or disclosed by or on behalf of the Seller for reasonable and legitimate purposes in compliance with all applicable Laws, and the Seller's privacy policies and security policies. Further, the Seller has used commercially reasonable efforts to ensure that all third parties that have provided Personal Information to the Seller have collected, processed, used, stored, secured, and/or disclosed such Personal Information in compliance with all applicable Laws. Except as disclosed in the Intellectual Property Schedule, the Seller has not transferred Personal Information to any agent or other third party service provider for any purpose. All information protection agreements entered into by the Seller with an agent or third party service provider are disclosed in the Intellectual Property Schedule.

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(ii)	Except as disclosed in the Intellectual Property Schedule:

(A) there are no current or unresolved requests for access to Personal

Information, nor is the Seller the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

     (B) no order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of the Seller, the Business or its authorized agents, of Personal Information held by or on behalf of the Seller or of any privacy practices or procedures of the Seller;

     (C) the Seller has not been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law, has not been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law, nor has the Seller settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;

     (D) the Seller has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

     (E) there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

     3.18 Computer and Technology Security. Seller has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

3.19	Employees.

(a) The Employees Schedule contains the following information (i) the names and titles (to the extent applicable) of all employees of Seller together with the location of their employment and whether the employees are employed on a full time or part time basis; (ii) the date each employee was hired; (iii) a list of all written employment contracts between the Seller and each employee, and sets out any termination entitlements; (iv) the rate of current compensation for each employee; (v) bonus eligibility and any bonuses paid since the end of the Seller’s last completed financial year, sick and paid-time-off; (vi) particulars of all other material terms and conditions of employment or engagement of the employees; and (vii) for each employee, whether such employee is active or inactive, and if inactive, the reason inactive, the nature of any benefits to which such inactive employee is entitled, and any expected return to work date. No employee is employed under a contract which cannot be terminated by the Seller with appropriate notice.

     (b) With respect to Seller and the Business: (i) there is and within the past five (5) years has been no collective bargaining agreement or relationship with any labour organization; (ii) within the past five (5) years no labour organization or group of employees has filed any representation petition or made any written or oral demand for certification or voluntary recognition; (iv) to Seller's Knowledge, no union organizing or decertification efforts are underway or threatened and no other

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question concerning representation exists; (v) within the past five (5) years no labour strike, picketing, lockout, work stoppage, slowdown, or other material labour dispute has occurred, and none is underway or, to Seller's Knowledge, threatened that might adversely affect the Business or lead to an interruption of operations and the Seller has not committed any unfair labour practice nor is there any pending or threatened complaint regarding any alleged unfair labour practice; (vi) there is and within the past five (5) years there has been no employment-related Proceeding, charge, demand, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Seller (or its or their officers or directors) of any Law or contract; and (vii) no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vi) above.

     (c) Except as set forth on the Employees Schedule, (i) there are no employment contracts or severance agreements (including change in control agreements) with any employees of Seller or the Business; (ii) there are no written personnel policies, rules, or procedures applicable to employees of Seller or the Business; (iii) there is no commitment or agreement to increase wages or bonuses or modify the terms and conditions of employment of any employee; and (iv) to Seller's Knowledge, no executive or manager (A) has any intention to terminate his or her employment with the Business, or (B) is a party to any confidentiality, non-competition/non-solicitation, proprietary rights or other such agreement between such employee and any Person or entity that would be material to the ongoing performance of such employee's employment duties, or the ability of such Person or entity (including the Buyer) to employ such employee. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement. All bonuses and other incentives earned by any employees of Seller for calendar year 2011 have been paid in full.

     (d) With respect to the transactions contemplated by the Transaction Documents, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

     (e) Except as set forth on the Employees Schedule, the Seller is in material compliance with all applicable Laws respecting labour relations, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, immigration, whistle-blowing, human rights, pay equity and workers’ compensation relating to the employees and there are no outstanding claims, complaints, grievances, investigations, prosecutions or orders under such legislation.

     (f) The Seller has provided all inspection reports under Occupational Health and Safety legislation relating to the Business. There are no outstanding inspection orders nor any pending or threatened charges made under any Occupational Health and Safety legislation relating to the Business. There have been no fatal or critical accidents within the last five (5) years which might lead to charges involving the Seller under Occupational Health and Safety legislation. The Seller has complied in all respects with any orders issued under Occupational Health and Safety legislation. There are no appeals of any orders under Occupational Health and Safety legislation relating to the Business that are currently outstanding.

     (g) Within the last five (5) years and currently there are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (for the purpose of this paragraph (g), collectively, “assessments”) or any other communications related thereto which the Seller has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Date and there are no facts or circumstances which may result in an increase in liability to the

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Business from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Date. The Seller’s accident cost experience relating to its business is such that there are no pending or possible assessments and there are no claims or potential claims which may adversely affect the Business’ accident cost experience. The Workers’ Compensation Schedule contains an accurate and complete listing of all of Seller's workers’ compensation Liabilities, experiences and matters and the corresponding amounts with respect to such workers’ compensation Liabilities, experiences and matters.

3.20	Employee Benefit Plans.

(a) The Employee Benefits Schedule contains a true and complete list of all employee benefit plans, agreements and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees of Seller or in respect of which the Seller is obligated to contribute or is in any way liable, whether or not insured and whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), but excluding any statutory plans with which the Seller is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation (“Employee Benefit Plans”). Seller has delivered or made available to Buyer true and complete copies of the document or documents establishing the current terms of each Employee Benefit Plan. Seller has not made any promise, proposal or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan that would affect any Employee.

     (b) Each Employee Benefit Plan has been administered in compliance in all material respects with, and is in good standing under, Applicable Law and the terms of the Employee Benefit Plan and any associated funding arrangement. All assets held in any funding arrangement associated with an Assignable Employee Benefit Plan have been held, invested and otherwise dealt with in compliance in all material respects with Applicable Law and the terms of the Employee Benefit Plan and the associated funding arrangement.

     (c) No Employee Benefit Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act.

     (d) No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Seller beyond retirement or other termination of service, other than coverage required by Applicable Law or benefits the full cost of which is borne by the employees or former employees (or their respective beneficiaries).

     3.21 Environmental and Safety Matters. Except as set forth in the Environmental and Safety Schedule attached hereto:

	(a)	Seller has complied and is in compliance with all Environmental and Safety
Requirements;

	(b)	without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that may be required

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pursuant to Environmental and Safety Requirements for the occupation of the Business and all such permits, licenses and authorizations are transferrable to (without cost, penalty or delay) and may be relied upon by Buyer for lawful operation of the Business on and after the Closing without reissuance or other governmental action. A list of all such permits, licenses and other authorizations is set forth on the Environmental and Safety Schedule;

     (c) Seller has not received any written or oral notice, report or other information regarding any Liabilities, including any material investigatory, remedial or corrective obligations, relating to the Business or the Real Property and arising under Environmental and Safety Requirements and Seller is not the subject of any pending, or, to Seller's Knowledge, threatened litigation or Proceeding in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential remedy with respect to Liability under, or violations of any, Environmental and Safety Requirements;

     (d) to Seller’s Knowledge, none of the following exists at any property or facility owned or operated by Seller:

(i)	underground storage tanks or surface impoundments;

(ii)	asbestos-containing material in any form or condition;

(iii)	materials or equipment containing polychlorinated biphenyls; or

(iv)	landfills, surface impoundments, or disposal areas;

(e)	neither Seller nor any of its predecessors or Affiliates has treated, stored,

disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any facility or property, so as to give rise to Liabilities (including any obligations for response costs, natural resource damages or lawyers’ fees), including pursuant to Environmental and Safety Requirements;

     (f) neither any of the Transaction Documents nor the consummation of the transactions contemplated by any of the Transaction Documents will result in any obligations for site investigation or cleanup, or notification to or Consent of Government Bodies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

     (g) Seller has not, either expressly or by operation of law, assumed or undertaken any Liability (including any obligation for corrective or remedial action) of any other Person relating to Environmental and Safety Requirements;

     (h) without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller or the Business will prevent, hinder or limit continued compliance with Environmental and Safety Requirements by Seller or Buyer, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, affect the value of any property, or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, (including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage); and

     (i) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to its, or its Affiliates' or predecessors' past or current properties, facilities or operations which are or have been in its possession or under its control.

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     3.22 Product and Service Warranty; Liability. Each product manufactured, sold, leased, or delivered by, and each service rendered by, Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no basis for any present or future Proceeding against any of them giving rise to any such Liability) for replacement or repair thereof, or provision of additional services in respect thereof, or other damages in connection therewith. No product manufactured, sold, leased, or delivered by, and no service rendered by, Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or services Contract (all of which terms and conditions are contained on the Warranty Schedule attached hereto). Seller has no Liability (and there is no basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any services rendered by, Seller.

     3.23 Suppliers. Set forth on the Suppliers Schedule is a complete and correct consolidated list of the ten (10) largest suppliers of the Business (in terms of the dollar volume of purchases made during the last fiscal year). No such supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate its relationship with Seller or the Business. Neither Seller nor any Principal has received written notice or have any Knowledge that any supplier intends to cancel or adversely modify its relationship with Seller or the Business.

     3.24 Insurance. The Insurance Schedule contains a list of each insurance policy maintained by Seller with respect to the Business setting forth the type of coverage therefor, and each such policy is in full force and effect as of the Closing Date. Seller is not in default with respect to its obligations under any insurance policy maintained by it, and Seller has not been denied insurance coverage. The insurance coverage of Seller is of a kind and type routinely carried by corporations of similar size engaged in similar lines of business. Except as set forth on the Insurance Schedule, Seller does not have any self-insurance or co-insurance programs or any pending claims.

     3.25 Brokerage. Except as set forth on the Brokerage Schedule (it being understood that all fees, expenses, commissions or other amounts set forth on or required to be set forth on the Brokerage Schedule shall be borne entirely by Seller), no broker, finder or similar agent has been employed by or on behalf of any Seller or any Principal (or any of their respective Affiliates), and there are no claims for brokerage commissions, finders' fees, bonuses or similar fees or compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or other Contract made by or on behalf of Seller, the Principals or their Affiliates.

     3.26 Affiliate Transactions. Except as set forth on the Affiliated Transactions Schedule, no officer, director, manager, employee, shareholder or Affiliate of Seller or a Principal, nor any individual related by blood, marriage or adoption to any such individual nor any entity in which any such Person or individual maintains an Investment (a) owns any beneficial interest in Seller, (b) is a party to any agreement, Contract, commitment or transaction with Seller or (c) has any interest in any property used by Seller (including any Intellectual Property). The Affiliated Transactions Schedule sets forth each individual employed by Seller that is related by blood, marriage or adoption to any officer, director, manager, or Affiliate of Seller.

3.27	Competition Act and Investment Canada Act.

(a) Neither the value of the Purchased Assets in Canada, nor the gross revenues from sales generated from such Purchased Assets, exceeds C$77 million, in either case, as determined in accordance with the Competition Act and the regulations thereunder.

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     (b) The Business does not carry on a “cultural business” as defined in the Investment Canada Act and the value of the Purchased Assets, calculated in the manner prescribed by the Investment Canada Act and the regulations thereunder, does not exceed C$330 million.

     3.28 Names and Locations. Except as set forth on the Names and Locations Schedule, during the five (5)-year period prior to the execution and delivery of this Agreement, neither Seller or Principal has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the exact name under which it has executed this Agreement. All of the tangible assets and properties of Seller are located at the locations set forth on the Leased Real Property Schedule. During the five-year period ending on the date of this Agreement, the Persons comprising the Business have not reincorporated or reorganized in a different jurisdiction.

     3.29 Disclosure. Neither this Agreement nor any other Transaction Document (including the representations and warranties contained herein and therein), nor any of the schedules, exhibits or certificates to be delivered in connection herewith or therewith contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading or that might, if disclosed, affect the decision of a Person offering to acquire the Business, the Purchased Assets or the Assumed Liabilities. No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1 Buyer Representations. As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

     (a) Corporate Organization and Power. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

     (b) Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and, subject to satisfaction of the conditions to Closing set forth in Section 2.1 above, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. Each of this Agreement and the other Transaction Documents to be executed and delivered by Buyer constitute a valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as such enforceability may be subject to bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of the general principles of equity.

     (c) No Violation. Buyer is not subject to or obligated under its Constating Documents, any Law, or any agreement or instrument, or authorization of a Government Body, or subject to any Order, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party, except to the extent valid Consents have been obtained.

(d) Governmental Bodies and Consents. Buyer is not required to submit any notice,

report or other filing with any Governmental Body in connection with the execution or delivery by it of

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the Transaction Documents or the consummation of the transactions contemplated thereby. No Consent of any Governmental Body is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (e) Investment Canada Act. Buyer is a “WTO Investor” for purposes of the Investment Canada Act, as that term is defined in the Investment Canada Act and the regulations thereunder.

     (f) Brokerage. Except for North Point Advisors, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE V

COVENANTS PRIOR TO CLOSING

     5.1 General. Subject to the terms of this Agreement, Seller and the Principals shall cooperate with Buyer and use their commercially reasonable efforts to cause the Closing to occur as promptly as practicable (including to cause the conditions to Buyer's obligation to consummate the transactions contemplated by the Transaction Documents as set forth in Section 2.1 to be satisfied). In furtherance of the foregoing:

     (a) Seller shall, and the Principals shall cause Seller to, (i) obtain as promptly as reasonably practicable all Consents required to be obtained from any third party to consummate the transactions contemplated hereby and (ii) promptly provide all necessary notices to such third parties (with Buyer first approving such Consents and notices before they are distributed);

     (b) Seller shall, and the Principals shall cause Seller to, use commercially reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending Order that would adversely affect the ability of the parties to consummate the transactions contemplated by the Transaction Documents, and to lift or rescind any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents; and

     (c) Seller shall, and the Principals shall cause Seller to, use commercially reasonable efforts to assist Buyer in obtaining the financing contemplated by Buyer in order to consummate the transactions contemplated by the Transaction Documents by promptly preparing and providing all financial and other information as Buyer or their financing sources may reasonably request with respect to the Business, Seller or any of the transactions contemplated by the Transaction Documents, including but not limited to financial projections relating to the foregoing.

     5.2 Access and Investigation. Between the date of this Agreement and the Closing, on reasonable notice Seller shall (a) afford Buyer and its Representatives and prospective financing sources and their Representatives (collectively, the "Buyer’s Advisors") reasonable access to Seller's personnel, Representatives, business relations, suppliers, partners, assets, properties, Contracts, Books and Records and other documents and data, (b) furnish Buyer and the Buyer’s Advisors with copies of all such Contracts, Books and Records, and other documents and data as Buyer may reasonably request, (c) furnish Buyer and the Buyer’s Advisors with such additional financial, legal, tax, operating, and other data and information as Buyer may reasonably request; and (d) furnish Buyer and the Buyer’s Advisors detailed store plans in the format maintained by Seller. Prior to and for a reasonable period of time following the Closing, Seller will cause Kevin Kirby on behalf of the Seller and not in his personal capacity to assist with the completion of audits and tax returns covering any period prior to the Closing, including if requested signing representation letters, each in a form and substance reasonably acceptable

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to the Seller and Kevin Kirby on behalf of the Seller, to the Buyer’s public accountants in connection with such audit.

     5.3 Affirmative Covenants of Seller and the Principals. Except as expressly consented to in writing by Buyer, prior to the Closing, Seller shall, and the Principals shall cause Seller to, and in the case of Section 5.3(a), 5.3(b) and 5.3(c), the Principals also shall:

     (a) conduct the Business only in the Ordinary Course of Business, including, the payment of Indebtedness, collection of receivables, purchase of Inventory, provision of services, payment of payables and incurrence of and payment or financing of capital expenditures (and notify Buyer of any event or occurrence not in the Ordinary Course of Business);

     (b) preserve intact the current business organization of Seller, keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Business and/or Seller;

     (c) confer with Buyer concerning operational matters of a material nature, and without limiting the obligations contained in Section 5.2, otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Seller;

     (d) maintain the assets of Seller (including the Real Property) in good operating condition and repair, maintain insurance reasonably comparable to that in effect on the date hereof, maintain Inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the property or assets of Seller prior to the Closing for which Seller is insured, either repair or replace such assets or, if Buyer agrees, transfer the proceeds of such insurance to Buyer;

     (e) maintain books, accounts and records in accordance with past custom and practice and GAAP as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 3.6;

     (f) maintain in full force and effect the existence of all Intellectual Property and cooperate with Buyer in addressing any chain of title issues or other issues relating to Intellectual Property;

     (g) comply with all requirements of Law and all Contract obligations applicable to Seller or the Business and pay all applicable Taxes as and when such become due and payable; and

(h) promptly following the date of this Agreement (and in any event within twenty

(20)	days), transfer all Inventory held by any third party to the Home Office/Warehouse or the Stores. 5.4 Negative Covenants of Seller and the Principals. Prior to the Closing, unless Buyer otherwise agrees in writing, Seller shall not, and the Principals shall cause Seller to not, and in the case of subsection 5.4(a), 5.4(b), and 5.4(c), the Principals also shall not:

(a) take or omit to take (or commit to take or omit to take) any action that could be reasonably expected to have a Material Adverse Effect;

(b) sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of any shares of capital stock (or other equity interests) of Seller;

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     (c) amend, modify, supplement, replace or otherwise change (or authorize any of the foregoing in respect of) any Constating Documents of the Seller;

     (d) with respect to any Real Property used by the Business that is not subject to a formal Lease on the date hereof, enter into any written Lease containing any term less favourable to Seller (or Buyer after the Closing Date) than the terms disclosed to Buyer prior to the date hereof; or

     (e) except as otherwise expressly permitted by this Agreement, take (or commit to take) or omit to take any action, engage in any practice or enter into any transaction or Contract that would require disclosure on the Developments Schedule pursuant to Section 3.10 hereof (assuming no prior disclosures thereon and disregarding any dollar thresholds contained in Section 3.10) if each representation and warranty contained therein were remade as of the time of such action or omission; provided, however Seller may distribute available cash to the Principals prior to the Closing.

     5.5 Exclusivity. In consideration of the covenants, commitments and obligations of Buyer contained herein, and Buyer’s willingness to continue to pursue the transactions contemplated by the Transaction Documents and to spend the time and resources necessary for such purpose, Seller shall, and the Principals shall cause Seller to, and the Principals shall immediately cease and terminate any solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity with respect to any proposed, potential or contemplated Alternative Transaction. Further, unless and until this Agreement is terminated in accordance with its terms or until the Closing, as applicable (the "Exclusivity Period"), Seller shall not, and the Principals shall cause Seller to not, and the Principals also shall not directly or indirectly, (a) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussion or negotiation regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (c) authorize, approve, consummate, engage in, or enter into any agreement with respect to, any Alternative Transaction. Seller and the Principals shall immediately notify Buyer in writing of any solicitation of information, proposal, indication of interest or other communication (and the terms of such) of which it may become aware relating to a possible Alternative Transaction.

5.6	Notification.

(a) Prior to the Closing, Seller and each Principal shall promptly (and in any event within 24 hours) notify Buyer in writing if Seller or such Principal is or becomes aware of any fact or condition that causes or constitutes a breach of any representations and warranties of Seller and/or the Principals as of the date of this Agreement, or if such Seller or Principal becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition (each such pre-Closing notification, a "Notification"). Each Notification shall describe in detail, to the extent known to Seller or such Principal, the facts or conditions giving rise to the breach, and shall specifically identify the representation and warranty (or representations and warranties) implicated (including subparts thereof). Seller and the Principals shall promptly provide subsequent Notifications to Buyer to the extent they become aware of additional information with respect to any matter contained in any Notification. For the avoidance of doubt, no Notification to Buyer shall constitute an update to, modification to or a cure of any provision of this Agreement (including the representations and warranties therein) or any schedules or exhibits thereto.

     (b) Prior to the Closing, Seller and each Principal shall promptly (and in any event within 24 hours) notify Buyer in writing of any breach by Seller or any Principal of any covenant contained in this Agreement. For the avoidance of doubt, no such written notification to Buyer shall constitute a cure of any covenant breach.

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5.7	Covenants of Buyer. Prior to the Closing, Buyer shall:

(a) cooperate with Seller and use its commercially reasonable efforts to cause the conditions to Seller's obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, Consents, releases and terminations);

     (b) promptly (once it obtains knowledge thereof) inform Seller in writing of any fact or condition known to Buyer that would cause or constitute a breach of the representations and warranties contained in ARTICLE IV or any breach of any covenant hereunder by Buyer; and

     (c) to the extent that it is provided access to any Personal Information that is maintained by or for the Seller in connection with this Agreement, only use and disclose that Personal Information for purposes related to the prospective business transaction contemplated hereby; provided that if Closing does not occur, Buyer shall destroy or return to Seller any of the foregoing Personal Information that is about the employees, customers, directors, officers and shareholders of Seller.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Employee and Related Matters.

(a) Transferred Employees. As of the Closing Date, each of the Senior Management

Employees who are actively employed by Seller in connection with the Business as of the Closing Date and who are identified on the Transferred Employees Schedule (the "Active Senior Management Employees") shall be offered employment by Buyer on terms and conditions in the aggregate substantially similar to the Active Senior Management Employee as he or she currently enjoys with Seller. As of the Closing Date, each of the employees of Seller (other than Senior Management Employees) who are actively employed by Seller in connection with the Business as of the Closing Date and who are identified on the Transferred Employees Schedule (the "Active Employees") shall be offered employment by Buyer on terms and conditions set forth on the Offer Letter Schedule. Buyer shall not offer employment to any employees of Seller who, as of the Closing Date, are absent from active employment with Seller as of the Closing Date for any reason (including as a result of layoff, leave of absence, maternity leave, disability, illness or injury) (the "Inactive Employees" and, together with the Active Employees and Active Senior Management Employees, the "Business Employees") unless the Inactive Employee was absent from active employment with Seller as of the Closing Date solely on account of a short-term disability, and such Inactive Employee qualifies to be actively employed by Buyer and applies for employment with Buyer within a period of ninety (90) days following the Closing Date. Seller shall assist Buyer in sending offer of employment letters to Active Employees offering employment as set forth on the Offer Letter Schedule. The Active Employees who accept employment with Buyer by signing the offer letter, the Active Senior Management Employees who continue their employment with Buyer, and Inactive Employees who are hired by Buyer as provided in this Section 6.1, shall be referred to herein as "Transferred Employees." The Business Employees who are not offered employment with, or who do not accept employment from, Buyer shall be referred to herein as "Non-Transferred Employees." Nothing in this Agreement shall limit Buyer 's ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time after the Closing Date and for any reason, including without cause, confer upon any employee of Seller any rights or remedies, or constitute or be considered an amendment to any Seller Employee Benefit Plans. Buyer shall not have any Liability with respect to any Non-Transferred Employee or former employee of Seller. The obligations of Buyer with respect to any Transferred Employee shall commence on (and not before) the date such Transferred Employee starts work for the Buyer. Seller shall, on the request of the Buyer (but on no more than three

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occasions) and on the first Business Day prior to the Closing Date, provide Buyer with a supplement to the Transferred Employees Schedule to indicate the changes in the Active Employees and Active Senior Management Employees as of such time; provided, however, that no employee shall be added to the Transferred Employees Schedule unless such employee is actively employed by a Store and was hired or returned to active employment with Seller (including as a result of a return from leave of absence, disability, illness or injury) after the date of this Agreement in the ordinary course of business, consistent with Seller’s past practices, and on terms and conditions of employment consistent with Seller’s usual business practices.

     (b) Up to thirteen (13) weeks after the Closing Date, but not later, Buyer shall offer employment to Inactive Employees on terms and conditions set forth on the Offer Letter Schedule, such offer of employment to be made (i) in the case of Inactive Employees who are absent for medical reasons, if such Inactive Employees provide to Buyer, within such thirteen (13) week period, reasonable medical evidence that they are fit for work, or (ii) in the case of Inactive Employees who are on a non-medical leave of absence, when such leave expires if it expires within such thirteen (13) week period.

     (c) Buyer shall not have any Liability, including notice of termination, termination pay, severance pay with respect to any Non-Transferred Employee or former employee of Seller, whether under contract, common law, statute or otherwise, and the Seller shall indemnify and save the Buyer Indemnified Parties harmless in respect of all such obligations. Except to the extent permitted to be included in Closing Net Working Capital, the Seller shall be responsible for all wages, bonuses, vacation pay, sick leave, termination and severance pay and other remuneration benefits (collectively, “Wages”) for all of the employees earned or accrued up to and including the Closing Date, whether or not paid or payable before or after the Closing Date. Buyer shall be responsible for all Wages with respect to the Inactive Employees accrued and earned after they start work for Buyer.

     (d) Seller shall provide promptly to Buyer, at Buyer's request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees to Seller (and predecessors of Seller, as applicable) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.1.

     (e) Except to the extent included in Closing Net Working Capital, the Seller shall pay to all Transferred Employees the Employee Liabilities as of the Closing Date. Except to the extent included in Closing Net Working Capital, Buyer shall not have any Liability for any Employee Liabilities.

     (f) On Closing, the Seller shall deliver a purchase certificate issued by the workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdiction where the Business is carried on which will certify to the Buyer that there are no assessments that are unpaid at the time of Closing and any applicable clearance certificate issued by the workers’ compensation or workplace safety and insurance board.

6.2	Press Release and Announcements.

(a) Prior to or in connection with the Closing, Seller and the Principals shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer. Seller and the Principals acknowledge that Buyer or its Affiliates may be required to disclose this Agreement and the terms hereof pursuant to the applicable rules of the United States Securities Exchange Commission (the “SEC”) or the New York Stock Exchange.

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     (b) The terms of this Agreement shall not be disclosed or otherwise made available to the public by Seller or the Principals, and copies of this Agreement shall not be publicly filed or otherwise made available to the public by Seller or the Principals, except where such disclosure, availability or filing is in the reasonable judgment of the Seller required by applicable Law and then only to the extent required by such Law.

     6.3 Expenses. Except as otherwise expressly provided for in this Agreement, Buyer will pay the fees and expenses incurred or authorized by Buyer (and its Affiliates) incident to this Agreement and in preparing to consummate and consummating the transactions contemplated by this Agreement, including reasonable out-of-pocket costs and expenses (including the out-of-pocket fees, disbursements, and other charges of its legal counsel, consultants, accountants and other representatives) (the “Buyer Defined Expenses”). The Seller and the Principals shall bear their own fees and expenses, and the fees and expenses of the Seller, incurred or authorized by the Seller, the Principals or their respective Affiliates incident to this Agreement, in preparing to consummate and consummating the transactions contemplated by this Agreement, and in obtaining any Third-Party Approvals, including reasonable out-of-pocket costs and expenses (including the out-of-pocket fees, disbursements, and other charges of their respective legal counsel, consultants, accountants and other representatives) (the “Seller Defined Expenses”). If the Closing does not occur, each Party to this Agreement will pay its own fees and expenses incurred incident to this Agreement, except, that, (i) if the Closing does not occur and this Agreement is terminated and the Seller or the Principals have breached any representation, warranty, covenant or agreement contained in this Agreement or any of the conditions set forth in Section 2.1 was not satisfied, then the Seller shall reimburse Buyer for the Buyer Defined Expenses and any other losses incurred by Buyer as a result of such breach; and (ii) if the Closing does not occur and this Agreement is terminated and Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement or any of the conditions set forth in Section 2.2 was not satisfied, then Buyer shall reimburse the Seller for the Seller Defined Expenses and any other losses incurred by Seller as a result of such breach.

6.4	Further Transfers; Transition Assistance.

(a) Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, including the Purchased Intellectual Property, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and other Consents necessary or desirable in connection therewith), and Seller shall execute such documents as Buyer may reasonably request to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Buyer shall execute and deliver such further instruments of assumption and take such additional action as Seller may reasonably request to effect, confirm or evidence the assumption by Buyer of the Assumed Liabilities. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of (i) the audited financial statements required by the rules and regulations of the SEC and (ii) all Tax Returns with respect to the Business as set forth in Section 6.8.

     (b) No Principal nor Seller shall in any manner take or cause to be taken any action that is designed or intended to discourage, or would be reasonably anticipated to have the effect of discouraging, brokers, distributors, customers, suppliers, referral sources, Governmental Bodies, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with Buyer or the Business after the Closing Date as were maintained with the Business prior to the date of this Agreement. Seller and the Principals agree that subsequent to the

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Closing they shall use commercially reasonable efforts to refer all customer inquiries with respect to the Business to Buyer.

     (c) After the Closing, Seller shall not interfere with Buyer's collection efforts and Seller shall permit Buyer to collect, in the name of the Business, all accounts and notes receivable and to endorse with the name of the Business for deposit in Buyer's accounts any checks or drafts received in payments thereof. Seller shall promptly deliver to Buyer any cash, checks or other property that it may receive after the Closing in respect of any accounts or notes receivable relating to the Business that were part of the Purchased Assets.

     (d) In furtherance of the foregoing, if after the Closing a claim with respect to the Business arises from an occurrence prior to the Closing and such claim relates to an Assumed Liability then, if Buyer reasonably believes such claim may be covered by insurance maintained by Seller or any of their Affiliates (and such insurance policies have not been assigned to Buyer hereunder), Seller (or their applicable Affiliates) shall, upon the request of Buyer, seek recovery on behalf of and remit any recovery under such insurance to Buyer.

     (e) The Parties will use commercially reasonable efforts to cause Paymentech (or any other applicable credit card processor) to pay Seller for all credit card settlements accrued prior to the Closing Date and to pay Buyer for all credit card settlements accrued on or after the Closing Date.

6.5	Guarantee. From and after the date of this Agreement:

(a) Corporation, an Affiliate of Buyer, hereby irrevocably and unconditionally guarantees in favour of the Seller the prompt and complete observance, performance and payment of (i) the Purchase Price required to be paid by Buyer at Closing and (ii) the Seller Defined Expenses, if any, required to be paid by Buyer pursuant to Section 6.3 (collectively, the “Obligations”). Corporation shall perform the Obligations on written demand by the Seller if Buyer or any of its nominees, successors or permitted assigns has failed to do so on a timely basis in accordance with this Agreement.

     (b) Seller must exhaust its recourse against Buyer before being entitled to payment or performance from Corporation under this Agreement. The rights and remedies of the Seller under this Section 6.5 are in addition to and not in substitution for any other rights or remedies which the Seller has at any time against Buyer or their respective nominees, successors or permitted assigns with respect to the Obligations, provided, however, that the liabilities and obligations of Corporation under this Section 6.5 shall not exceed the aggregate Obligations.

     (c) Corporation’s obligations under Section 6.5 and all rights and benefits provided by Section 6.5 shall inure to the benefit of the Seller and its successors and permitted assigns and shall be binding upon Corporation and its successors and assigns. Notwithstanding anything to the contrary contained in this Section 6.5, Seller hereby agrees that to the extent Buyer is relieved of its payment obligations under and pursuant to this Agreement (other than due to rejection of this Agreement in the context of the bankruptcy or insolvency of Buyer), Corporation shall be similarly relieved of its Obligations under this Section 6.5.

6.6	Noncompetition and Nonsolicitation. From and after the Closing:

(a) Noncompetition. Each Principal and Seller hereby acknowledges that it is familiar with the trade secrets and other confidential information relating to the Business. Each Principal and Seller acknowledges and agrees that Buyer would be irreparably damaged if it were to provide services to or otherwise participate in the business of any Person competing with the Business and that any such competition by such Principal or Seller would result in a significant loss of goodwill by the

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Business and Buyer. Each Principal and Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.6(a) were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Principal or Seller breached the provisions of this Section 6.6(a). In consideration of the mutual covenants provided for, and the consideration paid or conveyed to, the Principals and Seller pursuant to the transactions contemplated hereby, none of the Principals, Seller or any of their Subsidiaries or Affiliates shall (and each Principal shall cause Seller to not) engage (whether as an owner, operator, stockholder, partner, joint venturer, manager, employee, officer, director/manager, consultant, advisor, Representative, or otherwise) directly or indirectly in the Business during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "Restricted Period") within a 20 kilometer radius of any location in which the Business is conducted as of the Closing Date; provided that ownership of less than 3% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in the Business; provided further that the foregoing restriction will apply to any jurisdiction in which the Principals or Seller conduct, or have plans to conduct, an internet or mail-order business in connection with the Business, as of the Closing Date. The parties hereto agree that the covenant set forth in this Section 6.6(a) is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (b) Nonsolicitation. Each Principal and Seller agrees that, during the Restricted Period, it will not (and each Principal shall cause Seller and its Affiliates to not) (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any Transferred Employee, without the prior written consent of Buyer or (ii) induce or attempt to induce any customer, supplier or other business relation of the Business into any business relationship that might materially harm Buyer or the Business, or discourage such customer, supplier or business relation from doing business with Buyer or any of its Affiliates after the Closing.

     (c) Confidentiality. As an owner of the Purchased Assets or an Affiliate of Seller, as the case may be, Seller and each Principal has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of Seller, its current and future, direct and indirect, subsidiaries, parents, and related entities. Seller and each Principal agrees that unless he, she or it first secures the written consent of an authorized Representative of Buyer, such Person shall not (and each Principal shall cause Seller to not) use for his, her or itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or any Order (in which event such Interested Person shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective Order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each such Person shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

     (d) Non-Disparagement. After the Closing Date, neither Seller nor any Principal will, and each of them will cause their respective agents and Affiliates not to, disparage Buyer,,

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Corporation, the Business, or any of their principal stockholders, directors, officers, employees, agents or Affiliates.

     (e) Remedy for Breach. Seller and each Principal acknowledges and agrees that in the event of a breach of any of the provisions of this Section 6.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer may, in addition to other rights and remedies existing in its favor and, without limiting the provisions of Section 10.15 hereof, apply to any court of Law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

     (f) Seller/Principal Acknowledgement and Agreement. Each of the Seller and each Principal represents and warrants that he, she or it is familiar with the covenants not to compete and not to solicit contained herein and is fully aware of his, her or its obligations hereunder and agrees that the length of time, scope and geographic coverage of these covenants is reasonable given the benefits received by him, her or it hereunder.

     6.7 Use of Seller Name. From and after the Closing Date, Seller shall cease and discontinue all uses of (a) the "Teaopia" name either alone or in combination with other words; (b) all trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names that are Purchased Intellectual Property and (c) any trademarks, service marks, trade dress, trade names, corporate names, logos and slogans confusingly similar to any of the foregoing Immediately following the Closing Date, Seller shall file, and shall cause their Affiliates to file, all documentation necessary to change their respective names so as to comply with the requirements of this Section 6.7 and shall, and shall cause their Affiliates to, remove from their respective assets, properties, stationery, literature and Internet websites (to the extent not included in the Purchased Assets) any and all such names.

6.8	Tax Matters.

(a) All amounts payable by Buyer to Seller pursuant to this Agreement do not include any value-added, sales, use, consumption, multi-staged, personal property, customs, excise, stamp, transfer, or similar taxes, duties, or charges, (collectively, “Sales Taxes”), and all such Sales Taxes are, notwithstanding anything to the contrary in applicable legislation, the responsibility of and for the account of Seller. With respect to any Sales Taxes exigible pursuant to Part IX of the Excise Tax Act

(“ETA”) and any equivalent provincial value added tax ("GST/HST”), the Parties agree to make the election described at Section 6.8(c) such that no GST/HST will be collected from Buyer. In the event that such election is found to be invalid or otherwise inapplicable by the applicable Government Body, Seller agrees to pay all resulting GST/HST (plus any applicable interest and penalties) directly to the appropriate Governmental Body. Seller shall present to Buyer, on an invoice for such GST/HST amounts, sufficient particulars to allow Buyer to claim recovery of such GST/HST amounts by way of input tax credits (“ITCs”) or other applicable means under Part IX of the ETA or other applicable Law. Buyer shall make good faith efforts, acting in a commercially reasonable manner, to claim and recover expeditiously from the appropriate Government Body, such amounts of GST/HST by way of ITC claim or other available means under Part IX of the ETA or other applicable Law. To the extent that Buyer is successful in recovering such amounts of GST/HST from the appropriate Governmental Body, whether by credits or offsets against, or reductions of, tax liabilities, or by refunds, Buyer agrees to reimburse Seller for such recovered amounts of GST/HST within ten (10) days of such recovery. Such indemnity/reimbursement is not subject to any Caps, Thresholds or other restrictions and shall survive indefinitely. If Buyer is assessed directly or indirectly for, or otherwise is required to pay, any amounts of GST/HST in respect of the transactions described herein, and is unable to recover such amounts of

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GST/HST in the ordinary course by way of ITC claim or other available means under Part IX of the ETA or other applicable Law, Seller and the Principals, jointly and severally, shall fully indemnify and reimburse Buyer forthwith for such unrecoverable GST/HST and for any interest, penalties and reasonable professional fees associated with such unrecovered GST/HST incurred by Buyer. Such indemnity/reimbursement is not subject to any Caps, Thresholds or other restrictions and shall survive indefinitely. Notwithstanding the foregoing, Buyer shall, at Seller’s expense, if so requested by Seller, permit Seller to contest on behalf of Buyer any assessment (“Assessment”) by any Government Body against Buyer for GST/HST payable on the transactions described herein, or disallowance or denial of a claim by Buyer to recover any GST/HST payable on these transactions. Seller shall have the right, with legal counsel or other representation of its choice, to determine, in good faith, how to best dispute the Assessment. To the extent that Seller succeeds in overturning the Assessment, Buyer shall, within ten (10) days of receipt of the GST/HST and any associated interest and penalties recovered, reimburse Seller for such amounts recovered. Such indemnity/reimbursement is not subject to any Caps, Thresholds or other restrictions and shall survive indefinitely.

     (b) With respect to Sales Taxes other than the GST/HST (“Other Sales Taxes”) that are exigible in respect of the transactions described in this Agreement, Seller agrees to report and remit all such Other Sales Taxes in accordance with the applicable Law, but shall not seek to recover any such amounts of Other Sales Taxes from Buyer. Buyer agrees to take reasonable steps to cooperate with Seller to minimize such Other Sales Taxes. If Buyer is assessed directly or indirectly for, or otherwise pays, amounts of Other Sales Taxes, Seller and the Principals, jointly and severally, shall fully indemnify and reimburse Buyer forthwith for such Other Sales Taxes (plus any applicable interest, penalties and associated professional fees) and such indemnity/reimbursement is not subject to any Caps, Thresholds or other restrictions and shall survive indefinitely. Where Seller is not required by Law or by administration thereof to collect applicable Other Sales Taxes, Seller agrees to pay to Buyer such amounts, plus any Sales Taxes applicable to such amounts, as would be necessary for Buyer to report and pay such Other Sales Taxes directly to the appropriate Governmental Body. To the extent that any interest, penalties and/or other liabilities result from Buyer’s non-compliance with its obligations to report and pay such Other Sales Taxes, the Buyer shall be solely responsible for these liabilities.

     (c) Buyer and Seller acknowledge that under this Agreement, Seller is transferring a business or part of a business, constituting the Business, that was carried on by Seller, and Buyer is acquiring hereunder ownership, possession or use of all or substantially all the property that is reasonably necessary for Buyer to carry on the Business as a business. Seller and Buyer agree to make the joint election(s) in prescribed form pursuant to section 167 of the ETA (and any equivalent provincial legislation) such that no GST/HST is payable by Buyer in respect of the purchase of the Purchased Assets. Buyer shall file such election(s) with the appropriate Government Body within the time required under subsection 167(1.1) of the ETA (and any equivalent provincial legislation).

     (d) For purposes of the GST/HST under Part IX of the ETA, Seller is registered as number 82375 2274.

     (e) For the purposes of the GST/HST under Part IX of the ETA, Buyer is a registered as number is 80274 9002 RT0001.

     (f) Seller and Buyer shall elect jointly in prescribed form under Section 22 of the Income Tax Act (and under any corresponding provision of applicable provincial Law) as to the sale of the Accounts Receivable and shall designate in such election(s) an amount equal to the portion of the Purchase Price allocated to such assets determined in accordance with Section 1.5 hereof as the consideration paid by the Buyer therefore.

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     (g) Seller and each Principal shall (and each Principal shall cause each Seller to) each cooperate fully with, and as and to the extent reasonably requested by, Buyer in connection with the preparation and filing of any Tax Return, statement, report or form or any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention of all Tax Returns (including supporting work papers) and (upon Buyer's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding or any tax planning. Seller and each Principal agrees to (and each Principal shall cause Seller to) (1) retain all Tax Returns, Books and Records with respect to Tax matters pertinent to Seller relating to any taxable period or portion thereof ending on or prior to the Closing Date in such Person's possession at the time of Closing, and to abide by all record retention agreements entered into with any taxing authority, and (2) give Buyer reasonable written notice prior to destroying or discarding any such Books and Records and, if the other party so requests, such equityholder shall allow Buyer to take possession of such Tax Returns, Books and Records.

     (h) For the avoidance of doubt, in the case that a Tax claim is made against Buyer which would, if successful, result in an indemnification of Buyer by Seller or the Principals under Section 8.2(a) or 8.2(b), the procedures set forth in Section 8.2(e) shall apply.

     (i) Tax Clearance Certificates. At or before the Closing Date, Seller will deliver to Buyer a duplicate copy of a certificate issued pursuant to section 6 of the Retail Sales Tax Act (Ontario) and will deliver any other documents or evidence required under any equivalent or corresponding provisions contained in any similar legislation of any province in which the Seller carries on business or has a fixed place of business, in connection with the completion of the transactions provided in this Agreement (all such certificates and documents to collectively be referred to as “Tax Clearance Certificates”).

     6.9 Use of Permits. Seller agrees to (and each Principal shall cause Seller to) make available for use by Buyer all of the Permits, to the extent the Permits are registered in the name of Seller, and to use commercially reasonable efforts to make available for use to Buyer all of the Permits that are not in the name of Seller, including, but not limited to, the Permits set forth on the Permits Schedule.

6.10	Use of Personal Information.

(a) Seller covenants that the disclosure of Personal Information by it to Buyer at

Closing is limited to Personal Information that relates directly to the part of the business that is to be sold to Buyer at Closing.

     (b) Buyer covenants that the Personal Information disclosed to it by Seller at Closing shall only be used or disclosed by it for the same purposes for which it was collected, used or disclosed by Seller, or such other use or disclosure as is permitted by Privacy Law.

     (c) Buyer agrees to notify the employees, customers, directors, officers and shareholders whose Personal Information is disclosed to it by the Seller that:

(i)	the Closing has taken place; and

(ii)	the Personal Information about them has been disclosed to the Buyer.

     6.11 Transition Services Agreement. Prior to Closing, Buyer may ask Seller to provide additional services under the Transition Services Agreement, of a nature similar to the services provided by Seller, or its affiliates, to the Business prior to the Closing. If so, Seller shall propose a fee for such

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services and Buyer and Seller shall each make commercially reasonable efforts to reach agreement on the terms on which such additional services will be provided.

ARTICLE VII TERMINATION

7.1	Termination. This Agreement may be terminated at any time prior to the Closing:

	(a)	by the mutual written consent of Buyer and Seller; or

	(b)	by Buyer if (i) there has been a material, breach or misstatement of representation or warranty or material breach of a covenant by Seller, Buyer or any Principal of the representations, warranties or covenants set forth in this Agreement and/or the schedules and exhibits hereto, which, in the case of any breach of covenant hereunder, has not been cured within ten (10) business days after written notification thereof by Buyer (provided, however, that, no cure period will be permitted for any such breach that by its nature cannot be cured); provided that any representation, warranty, covenant or agreement of Seller or any Principal contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of Seller or such Principal) or (ii) events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby prior to the date set forth in Section 7.1(d) (unless Buyer's willful or knowing breach of this Agreement has caused the condition to be unsatisfied); or

     (c) by Seller if (i) there has been a material breach or misstatement of representation or warranty or material breach of a covenant by Buyer of the representations, warranties or covenants set forth in this Agreement and/or the schedules and exhibits hereto, which, in the case of any breach of covenant hereunder, has not been cured within ten (10) business days after written notification thereof by Seller (provided, however, that, no cure period will be permitted for any such breach that by its nature cannot be cured); provided that any representation, warranty, covenant or agreement of Buyer contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of Buyer or (ii) events have occurred which have made it impossible to satisfy a condition precedent to Seller's obligations to consummate the transactions contemplated hereby prior to the date set forth in Section 7.1(d) (unless Seller's or any Principal's willful or knowing breach of this Agreement has caused the condition to be unsatisfied); or

     (d) by either Buyer or Seller if the Closing has not been consummated by August 5, 2012; provided, however, that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement at or before such time.

     In the event of termination by Seller or Buyer pursuant to Sections 7.1(b), 7.1(c) or 7.1(d), written notice thereof (describing in reasonable detail the basis therefor) shall promptly be delivered to the other party.

     7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall immediately become void and of no further force and effect, except that the provisions of Section 7.1, Section 7.2, Section 6.2, Section 6.3 and ARTICLE X (together with any defined terms herein to the extent used in any of the foregoing provisions) shall continue in full force and effect and except that nothing in this ARTICLE VII shall be deemed to release any party from any Liability for any breach by such party of the terms and provisions of this Agreement

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prior to such termination or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. Each of Buyer’s and Seller's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE VIII INDEMNIFICATION

     8.1 Survival of Representations and Warranties; Covenants. The representations and warranties in this Agreement and in any certificate, instrument or writing delivered by Buyer, any Principal or Seller to any other party in connection with this Agreement shall survive the Closing as follows:

     (i) the representations and warranties in Sections 3.1 (Organization), 3.2 (Power; Authorization of Transactions), 3.3 (Absence of Conflicts) 3.4 (Subsidiaries); 3.14(a) (Condition and Sufficiency of Assets), 3.25 (Brokerage) (each, a “Seller Fundamental Representation”) shall not terminate:

     (ii) the representations and warranties in Sections 4.1(a) (Corporate Organization and Power) and 4.1(b) (Authorization) (each, a “Buyer Fundamental Representation”) shall not terminate;

     (iii) the representations and warranties in Sections 3.16 (Tax Matters), 3.20 (Employee Benefit Plans) and 3.21 (Environmental and Safety Matters) shall terminate on the 60th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled); and

     (iv) all other representations and warranties shall terminate on the date that is fifteen (15) months following the Closing Date;

provided that each representation or warranty, and the related indemnification rights and other available remedies with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 (until fully resolved) if notice of an inaccuracy or breach or potential inaccuracy or breach thereof is given to (A) Seller, in the case of a representation or warranty made by Seller or any Principal or (B) Buyer, in the case of a representation or warranty made by Buyer. The representations and warranties in this Agreement and in any certificate, instrument or writing delivered by Buyer, any Principal or Seller to any other party in connection with this Agreement, and the rights of any party in connection with a breach or inaccuracy thereof, shall in no event be affected by (A) any investigation, inquiry or examination made by, for or on behalf of Buyer, any Principal or Seller, (B) the actual or constructive knowledge of any of Buyer, any Principal or Seller, or any of Buyer's, any Principal's or Seller's Representatives or (C) the acceptance by Buyer, any Principal or Seller of any certificate or opinion hereunder. All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein.

8.2	Indemnification.

(a) Indemnification of Seller for Benefit of Buyer. Seller shall indemnify Buyer and its Affiliates, members, officers, managers, employees, agents, Representatives, successors and permitted assigns (collectively, the "Buyer Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any and all Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of,

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in connection with, relating or incidental to or by virtue of any breach of any representation or warranty, other than a Seller Fundamental Representation, of any Principal or Seller under this Agreement or in any certificate, instrument or writing delivered by any Principal or Seller to Buyer in connection with this Agreement (in each case disregarding, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualifications as to materiality, Material Adverse Effect, or qualifications of similar import contained in, or otherwise directly or indirectly applicable to, such representation or warranty); provided that Seller shall not have Liability under this Section 8.2(a) in excess of $6,000,000 (the "Cap") (other than with respect to the representations contained in Section 3.15 (Property)) and unless the aggregate of all Losses under this Section 8.2(a) for which the Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000 (the "Threshold") (other than with respect to the representations contained in Section 3.15 (Property)), at which point Seller will be obligated to indemnify the Buyer Indemnified Parties for all such Losses from the first dollar of such Losses (i.e., not just the amount in excess of the Threshold), but not in excess of the Cap (it being understood that the Cap and Threshold shall not apply to the indemnity obligations under Section 8.2(b) or in respect of the representations contained in Section 3.15 (Property)).

     (b) Indemnification by Seller and Principals for Benefit of Buyer. Each Principal and Seller shall jointly and severally indemnify the Buyer Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any and all Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

     (i) any breach of any Seller Fundamental Representation of any Principal or Seller under this Agreement or in any certificate, instrument or writing delivered by any Principal or Seller to Buyer in connection with this Agreement (in each case disregarding, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualifications as to materiality, Material Adverse Effect, or qualifications of similar import contained in, or otherwise directly or indirectly applicable to, such representation or warranty);

     (ii) any non-fulfillment or breach of any covenant, agreement or other provision by Seller or any Principal under this Agreement or the Transaction Documents;

     (iii) any Liability that is an Excluded Liability (including, for the avoidance of doubt, any such Liabilities, or related Liabilities, that become Liabilities of Buyer or any Affiliate of Buyer by operation of Law) and any Liability related to an Excluded Asset; or

     (iv) any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

     (c) Indemnification for Benefit of Seller. Buyer shall indemnify Seller and their Affiliates, stockholders, officers, directors/managers, employees, agents, Representatives, successors and permitted assigns (collectively, the "Seller Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse each Seller Indemnified Party as and when incurred any Losses that the Seller Indemnified Parties may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach of any representation or warranty of Buyer under this Agreement or in any certificate, instrument or writing delivered by Buyer to Seller in connection with this Agreement (in each case disregarding, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualifications as to materiality, Material Adverse Effect, Knowledge or qualifications of similar import contained in, or otherwise directly or indirectly applicable to, such representation or warranty) or (ii) any nonfulfillment or breach of any

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covenant, agreement or other provision by Buyer under this Agreement or the Transaction Documents; provided that Buyer shall have no Liability under clause (i) above in excess of the Cap (other than with respect to the Buyer Fundamental Representations) and unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Threshold (other than with respect to the Buyer Fundamental Representations), at which point Buyer shall be obligated to indemnify the Seller Indemnified Parties for all such Losses from the first dollar of such Losses (i.e., not just the amount in excess of the Threshold), but not in excess of the Cap (it being understood that the Cap and Threshold shall not apply to the indemnity obligations under clause (ii) above or in respect of any Buyer Fundamental Representations).

     (d) Manner of Payment. Any indemnification of the Buyer Indemnified Parties pursuant to this Section 8.2 shall be paid on behalf of a Principal or Seller by wire transfer of immediately available funds from such Principal or Seller, respectively, to an account designated by Buyer, within fifteen (15) days after the determination thereof. Any indemnification of the Seller Indemnified Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated by Seller, within fifteen (15) days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 365, from the date any such Loss is suffered or sustained to the date of payment.

     (e) Defense of Third Party Claims. Any party making a claim for indemnification under this Section 8.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, Proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnitor is obligated to be greater than such Losses would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, Proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further, that:

     (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

     (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes, based on written advice from a nationally recognized and reputable counsel, the action, lawsuit, investigation, Proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee's reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee, (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnitee reasonably believes, based on written advice from a nationally recognized and reputable counsel, that the Loss relating to such claim for

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indemnification could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Section 8.2; and

     (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

If the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

(f)	Other Indemnification Provisions.

(i)	Except as set forth in Section 6.8 and for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and except for claims of fraud or willful misconduct, if the Closing occurs, the rights of indemnity set forth in this ARTICLE VIII are the sole and exclusive remedy of each party in respect of any misrepresentation, breach of warranty or breach of covenant by the other party hereunder but it shall not be the sole remedy for a breach by a party of any other agreement executed in connection with this Agreement. This ARTICLE VIII shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any party.

     (ii) All indemnification payments under this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

     (iii) Nothing in this Agreement shall limit any Person's right to seek and obtain any relief (including equitable relief) to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

     (iv) Each Principal hereby agrees that he, she or it will not make any claim for indemnification against Buyer by reason of the fact that prior to Closing he, she or it was a director/manager, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, Organizational Document, agreement, or otherwise) with respect to any Proceeding brought by Buyer against such Principal (whether such Proceeding is pursuant to this Agreement, Law, or otherwise).

ARTICLE IX DEFINITIONS

     9.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

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     "Accounts Receivable" means all notes and accounts receivable of Seller (other than credit card settlements) that are reflected on the Latest Balance Sheet or on the accounting records of Seller as of the Closing Date and to be reflected on the Closing Balance Sheet.

     "Affiliate" or "Affiliates" means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purpose of the foregoing, "controls," "controlling," "controlled by" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract, or otherwise.

     "Alternative Transaction" means any (i) reorganization, dissolution, liquidation or recapitalization of or involving Seller or the Business, (ii) merger, consolidation, share exchange or acquisition of or involving Seller or the Business, (iii) sale of any material amount of (or any significant) assets of Seller or the Business, (iv) direct or indirect purchase, sale or other disposition of any capital stock or other equity interests of Seller or the Business, or any tender offer or exchange offer, that if consummated would result in any person beneficially owning 5% or more of any class of equity securities of Seller (or any successor of Seller), (v) similar transaction or business combination involving Seller or its capital stock (or other equity interests) or the Business or assets or (vi) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated by the Transaction Documents.

     "Applicable Rate" means, as of the date of determination, the rate per annum equal to the prime rate of interest then reported by The Wall Street Journal.

     “Assumed Vendor Contracts” means the vendor contracts set forth on the Assumed Vendor Contracts Schedule, to the extent any such vendor contract remains unfulfilled as of the Closing Date, in an amount not to exceed, in the aggregate, €237,271 plus C$477,644.

     "Closing Net Working Capital" means the Net Working Capital of the Business as of the opening of business on the Closing Date as shown on the Closing Statement.

     "Closing Payment" means an amount in cash equal to $26,887,500, minus an amount equal to the amount by which Estimated Closing Net Working Capital (as determined pursuant to Section 1.3(b)) is less than C$1,000,000 minus the Escrow Amount.

"Competition Act" means the Competition Act (Canada).

     "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the products, services or research or development of Seller or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Seller's suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property.

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     "Consent" means any approval, consent, release, filing, exemption, accreditation, qualification, ratification, registration, waiver, or other authorization, and any permit or notification required to be obtained from, filed with or delivered to any Person (including any Consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law).

     “Constating Documents” means the incorporating instrument and by-laws of any Person and any other similar governing document adopted or filed in connection with the creation, formation or organization of any Person and any amendment, modification, supplement or replacement to any of the foregoing.

     "Contract" means any agreement, contract, commitment, understanding, obligation, promise, guarantee, instrument, lease, license or other undertaking (including any amendments, supplements, modifications thereto and whether written or oral, whether express or implied and whether contingent or absolute) to which any Person is a party or by which any Person is bound or to which any assets of a Person are subject (and includes each matter or item required to be disclosed on the Contracts Schedule pursuant to Section 3.11(a)).

     “Employee Liabilities” means any Liability to any Transferred Employees for vacation pay, sick pay or salary, including any bonuses, severance payments, contributions to any Employee Benefit Plan or payments arising as a result of the transactions contemplated hereby.

     “Employees Schedule” means the list of employees of the Seller, dated April [15], 2012, provided by the Seller to Buyer.

     "Environmental and Safety Requirements" means all federal, provincial, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all Contract obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

"Escrow Agent" means Regions Bank.

     "Escrow Agreement" means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent dated as of the date hereof in the form of Exhibit C hereto.

"Escrow Amount" means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Excise Tax Act” means the Excise Tax Act (Canada).

     "GAAP" means generally accepted accounting principles in effect in Canada from time to time, approved by the Canadian Institute of Chartered Accountants and as set out in the Handbook of the Canadian Institute of Chartered Accountants.

     "Governmental Body" means any foreign or domestic: (a) nation, state, province, county, city, town, village, district, tribal region or other jurisdiction of any nature; (b) federal, state, province, local, municipal or other government, including any department, agency or political subdivision thereof; (c) governmental or quasi-governmental authority of any nature (including any governmental agency,

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branch, department, official, commission, board, bureau, instrumentality or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     “Head Office/Warehouse” means the head office and warehouse of the Seller located at 161 N. Rivermede Road, Suite 5, Concord, Ontario L4K 2V3.

"Income Tax Act" means the Income Tax Act (Canada).

     "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business that are not more than ninety (90) days past due based on their invoice date), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, and (viii) any accrued interest, penalties, prepayment fees or expenses related to the foregoing.

     "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential and proprietary business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases, and related documentation), (vii) all advertising and promotional materials, (viii) all other proprietary rights and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

     "Investment" or "Investments" means (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution to any other Person.

"Investment Canada Act" means the Investment Canada Act (Canada).

     "Law" means any federal, state, provincial, local, municipal, tribal, international, or multinational (including, in respect of each of the foregoing, any agencies, commissions, departments, committees or political subdivisions thereof) constitutions, laws, treaties, principles of common law,

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statutes, ordinances, rules, statutes, statutory instruments, requirements, regulations, ordinances, decrees, injunctions, judgments, codes of conduct or writs.

     "Lease" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

     "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller.

     "Liability" means any liability, debt, obligation, deficiency, Lien, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

     “Lien" or "Liens" means any encumbrance of any kind whatever, which secures payment or the performance of an obligation (registered or unregistered) and includes a security interest, mortgage, conditional sale, lien (including any mechanics’ liens), hypothec, pledge, deposit by way of security, hypothecation, charge, prior claim, security under section 426 or section 427 of the Bank Act (Canada), voting trust or pooling agreement with respect to publicly traded securities, any grant of any exclusive licence or sole licence, moral right (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device) and any rights or privileges capable of becoming any of the foregoing.

     "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable lawyers’ fees and expenses and all amounts paid or incurred in connection with any Proceeding by any third party (including any Governmental Bodies) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

     "Material Adverse Effect" or "Material Adverse Change" means a change, event, fact, circumstance or occurrence, or a series of changes, events, facts, circumstances or occurrences, which, individually or in the aggregate, has had, will have or could reasonably be expected to have a material adverse effect or development on (a) the Purchased Assets, Assumed Liabilities or the Business, including on operations, results of operations, condition (financial or otherwise), prospects of, or customer, supplier, employee or public relations of, the Purchased Assets, Assumed Liabilities or the Business, in each case, whether or not covered by insurance (including as a consequences of the loss or pending or threatened loss, alone or in the aggregate, of any customer, supplier, source of referrals, right pursuant to any license, permit, accreditation or other Contract or Consent) or (b) the ability of any of the parties hereto to consummate the transactions contemplated by the Transaction Documents; provided, however, that "Material Adverse Effect" shall not include any change, event, fact, circumstance or occurrence, or a series of changes, events, facts, circumstances or occurrences attributable to: (i) any changes, conditions or effects in the Canadian or United States economies or securities or financial markets in general; (ii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has, will have or could reasonably be expected to have a disproportionate effect on (y) the Business compared to other

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participants in the industries in which the Business operates or (z) the industries in which the Business operates relative to economy generally in the United States or Canada.

     "Net Working Capital" means an amount equal to (A) the current assets included in the Purchased Assets, which shall include (i) Accounts Receivable (provided such Accounts Receivable are collected within thirty (30) days following the Closing); (ii) the Cash on Hand (iii) Inventory and (iv) prepaid expenses, but shall exclude for purposes of such calculation: (x) Prepaid Rent, (y) deferred income tax assets, and (z) any asset included in the Excluded Assets; minus (B) the current Liabilities included in the Assumed Liabilities, which shall include, but not be limited to, (i) accounts payable (except that which constitutes Indebtedness), (ii) accrued liabilities, which shall include employee incentive pay only for the last quarter of the 2012 financial year of the Seller and accrued employee incentive pay up to the Closing Date; provided, however, if the Closing Date occurs after the end of the first salary payment date in the 2013 financial year of the Seller, accrued liabilities shall include only accrued employee incentive pay for the first quarter of the 2013 financial year of the Seller and all other accrued employee incentive pay shall be paid by the Seller prior to Closing, and (iii) vacation pay of Transferred Employees accrued in the ordinary course of business, but shall exclude for purposes of such calculation: (x) the current portion of any Indebtedness (including accrued interest expense), (y) deferred income Tax Liabilities and (z) any Liability included in the Excluded Liabilities; in each case determined in accordance with GAAP applied in a manner consistent with the preparation of the Latest Balance Sheet and the Net Working Capital Schedule.

     "Order" means any award, decree, writ, decision, injunction (preliminary or permanent), temporary restraining order, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" will be deemed from an action taken by a Person only if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Person" means an individual, a partnership (including a limited partnership and a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, labor union, an unincorporated organization or society or other entity, and including a Government Body, the executors, administrators or other legal representatives of an individual or of a legal entity acting in such capacity and any other entity recognized by law, and pronouns have a similarly extended meaning.

     “Personal Information” means information about an identifiable individual which is protected by any Privacy Law.

     “Privacy Law” means any applicable Law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta) and the Personal Information Protection Act (British Columbia).

     "Proceeding" means any claim (including but not limited to any claims, notices or entitlements asserted or tendered pursuant to indemnities that Seller may have granted or may be deemed

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to have been granted to any third party, whether or not they are the subject of any formal or actual court, mediation or arbitration action or other dispute resolution procedure), charge, complaint, action, arbitration, audit, hearing, investigation, demand, litigation, or suit (whether civil, criminal, administrative, investigative, or informal and whether at law, in equity or otherwise) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Real Property" means the Leased Real Property.

     "Representative" means with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Seller's or Principal's Knowledge" (or words of similar import) shall mean the actual knowledge of any Principal, Kevin Kirby, Phil Guida, Frank Sturino or Nelson Cabral, in each case after reasonable consultation with employees of Seller who are knowledgeable about the representations and warranties of Seller and Principals set forth herein, and who have shall conducted a reasonable investigation of files.

     “Senior Management Employees” means Tammy Foss, Brenda Mooney-Storrie, Frank Sturino and Katherine Wood.

     “Stores” means the locations where the Seller operates a store related to the Business, and “Store” shall mean any one of them.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Tax" or "Taxes" means federal, state, provincial, county, local, foreign or other income, foreign withholding, gross receipts, ad valorem, franchise, profits, value added, sales or use, transfer, registration, excise, utility, Sales Tax, environmental, communications, real or personal property, capital stock, license, payroll, employment insurance premiums, Canada or Quebec pension plan contributions, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

     "Tax Returns" means returns, declarations, reports, claims for refund, payee statements, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

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     "Transaction Documents” means this Agreement (including any schedules and exhibits hereto), the Bill of Sale and Assignment and Assumption Agreement and all other conveyance and assumption documents and agreements (including all Assignments and Assumptions of Leases, subordination, non-disturbance and attornment agreements, landlord lien waivers and collateral access agreements, deeds and intellectual property assignments), the Escrow Agreement, the Releases, the Transition Services Agreement, all other agreements, certificates, instruments and documents required to be delivered at the Closing together with all of the other agreements, instruments and documents contemplated herein and therein.

9.2	Definitional References. Each of the following terms has the meaning ascribed to such term on the page set forth opposite such term:

Term	Page	Term	Page

Accounts Receivable	46	Closing Net Working Capital	47
Active Employees	34	Closing Payment	47
Active Senior Management Employees	34	Closing Statement	5
Affiliate	46	Competition Act	47
Agreement	1	Confidential Information	47
Allocation Schedule	9	Consent	47
Alternative Transaction	46	Constating Documents	47
Applicable Rate	47	Contract	47
Arbitration Notice	57	Corporation	1
Arbitrator	57	Dispute	57
Assessment	39	Employee Benefit Plans	27
assessments	26	Employee Liabilities	48
Assignment and Assumption of Lease	8	Employees Schedule	48
Assumed Contracts	2	Environmental and Safety Requirements	48
Assumed Liabilities	4	Escrow Agent	48
Assumed Vendor Contracts	47	Escrow Agreement	48
Bill of Sale and Assignment and Assumption		Escrow Amount	48
Agreement	7	Estimated Closing Net Working Capital	5
Books and Records	3	ETA	39
Business	1	Excise Tax Act	48
Business Employees	34	Excluded Assets	3
Buyer	1	Excluded Liabilities	4
Buyer Defined Expenses	36	Exclusivity Period	33
Buyer Fundamental Representation	43	FCPA	19
Buyer Indemnified Parties	43	Final Closing Net Working Capital	6
Buyer's Advisors	31	Final Closing Payment	7
Canadian Food Safety Laws	20	Firm	6
Cap	43	GAAP	48
Cash on Hand	1	Governmental Body	48
CFPOA	19	GST/HST	39
Closing	7	Head Office/Warehouse	48
Closing Date	7	Inactive Employees	34

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Term	Page	Term	Page

Income Tax Act	48	Seller	1
Indebtedness	48	Seller Defined Expenses	36
Indemnitee	45	Seller Fundamental Representation	43
Indemnitor	45	Seller Indemnified Parties	44
Intellectual Property	49	Seller's or Principal's Knowledge	51
Inventory	1	Senior Management Employees	52
Investment	49	Stores	52
Investment Canada Act	49	Subsidiary	52
ITC	39	Tax Clearance Certificate	41
Latest Balance Sheet	13	Tax or Taxes	52
Law	49	Tax Returns	52
Lease	49	Testing Records	20
Leased Real Property	49	Third-Party Approvals	10
Liability	49	Threshold	43
Lien	50	Transaction Documents	52
Loss	50	Transferred Employees	34
Material Adverse Change	50	Transition Services Agreement	9
Material Adverse Effect	50	Wages	35
Net Working Capital	50	WTO Investor	30
Nonassignable Contracts	9	Year-End Balance Sheet	13
Non-Transferred Employees	34
Notification	33
Objection Notice	5
Obligations	37
Order	51
Ordinary Course of Business	51
Other Sales Taxes	40
Person	51
Personal Information	51
Principal	1
Principals	1
Privacy Law	51
Proceeding	51
Purchase Price	5
Purchased Assets	1
Purchased Intellectual Property	2
Real Property	51
Representative	51
Restricted Period	38
Sales Taxes	39
SEC	35

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ARTICLE X MISCELLANEOUS

     10.1 Bulk Transfer Laws. Buyer does not intend to comply with and hereby waives compliance by Seller with the provisions of any so called bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets. The Principals and Seller agree to jointly and severally indemnify Buyer against all Liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such Law.

     10.2 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, so long as any such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and no failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any consent may be given subject to satisfaction of conditions stated therein.

     10.3 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied or electronically delivered (with hard copy to follow). Notices, demands and communications to Seller shall be sent to the below address for the Seller, and notices, demands and communications to Buyer shall, unless another address is specified in writing, be sent to the applicable address or telecopy number indicated below:

Notices to Seller or any Principal:	with a copy to (which shall not constitute notice):

Teaopia Limited	McMillan LLP
Attn: David Bellisario	Attn: Frank Archibald
161 N. Rivermede Road, Suite 5	Brookfield Place, 181 Bay Street, Suite 4400
Concord, Ontario L4K 2V3	Toronto, Ontario M5J 2T3
Telephone: (905) 738-1811	Telephone: (416) 865-7187
Facsimile/e-mail: (905) 738-9021	Facsimile: (416) 865-7048
david@teaopia.ca

Notices to Buyer and Corporation:	with a copy to (which shall not constitute notice):

c/o Teavana Corporation	DLA Piper LLP (US)
Attn: David Christopherson	Attn: Richard Greenstein and Joseph Silver
3630 Peachtree Road, Suite 1480	1201 W. Peachtree Street, Suite 2800
Atlanta, GA 30326	Atlanta, GA 30309
Telephone: (404) 995-8200	Telephone:	(404) 736-7816
Facsimile/e-mail:	Facsimile:	(404) 682-7800
dchristopherson@teavana.com

     10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be

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assigned by Seller or any Principal without the prior written consent of Buyer, or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Seller. Notwithstanding the foregoing:

     (a) Buyer may, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to Buyer or one or more of its wholly-owned Subsidiaries. Buyer's "wholly-owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof;

     (b) Buyer may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of their respective Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and

     (c) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent buyer of Buyer or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

     10.5 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.6 Severability. Without limiting the provisions of Section 6.6, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10.7 Captions and Headings. The captions, headings and table of contents used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.

     10.8 Complete Agreement. This Agreement and Transaction Documents contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, except for the Confidentiality Agreement which shall continue in full force and effect until Closing in accordance with its terms, and which shall be terminated and shall cease to have any force and effect as of Closing (and the parties hereby agree to cause their Affiliates and Representatives to take all necessary or desirable actions to terminate the Confidentiality Agreement as of the Closing).

     10.9 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages) all of which taken together shall constitute one and the same agreement. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

     10.10 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the parties, each of Buyer, the Principals and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person, but this Agreement shall be construed and interpreted rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon

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the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

10.11	Interpretation.

(a) Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

     (b) Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     (c) The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

     (d) Any reference to any particular Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

     (e) Unless otherwise specifically referenced, all references to immediately available funds or currency amounts contained in this Agreement shall mean United States dollars (provided, however, that, for purposes of any threshold dollar amounts contained in the representations and warranties herein, any such threshold dollar amounts shall also be deemed to refer all applicable foreign currency equivalent amounts based on the exchange rate for such currency as published by the Wall Street Journal on the first Business Day immediately preceding the date hereof).

     (f) The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

     (g) Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

     (h) Accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP.

     (i) The term "including" as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein (e.g., shall mean "including, without limitation" unless "without limitation" (or words of similar import) are already provided).

     (j) A reference to a party to this Agreement or any other document or agreement shall include such party's predecessors, successors and permitted assigns.

     10.12 Disclosure Schedules. Notwithstanding anything to the contrary contained herein, nothing in any of the schedules referenced herein shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on any of the schedules attached hereto shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document

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or other item itself). No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable schedule.

     10.13 Governing Law. This Agreement and each document contemplated to be delivered under or in connection with this Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

     10.14 Dispute Resolution. In the event of breach or alleged breach of this Agreement (the “Dispute”), whether arising before or after termination, and any such Dispute is not resolved in the normal course of business, the Parties will resolve the Dispute, not by litigation or other judicial means; but through dispute resolution process consisting of a progression of (a) direct negotiations between designated personnel of Seller and Buyer; and (b) binding arbitration. All Disputes shall initially be handled by David Christopherson or his designee, as representative of Buyer and David Bellisario as representative of Seller and the Principals, and if a resolution cannot be reached within sixty (60) days, any Party may, by notice to the other Parties (the “Arbitration Notice”), require such Dispute to be referred to binding arbitration under the Arbitration Act, 1991 (Ontario). Unless otherwise agreed by the Parties, any such arbitration shall be conducted in accordance with the laws of the Province of Ontario in force at the date of this Agreement. Within 10 days after a Party gives the Arbitration Notice, the Parties shall jointly appoint a single arbitrator (the “Arbitrator”). If the Parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Superior Court of Justice upon application by either Party. The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the Parties during the proceedings, and the final determination of the issues in the arbitration without any right of further appeal and judgment upon any award rendered by the Arbitrator may be entered in any court having appropriate jurisdiction. The costs of any arbitration as provided under this Agreement or the enforcement of rights hereunder, each Party shall bear its own costs and expense relating to such arbitration, including reasonable attorneys’ fees and expenses.

     10.15 Specific Performance. Seller and Principals acknowledge and agree that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller and the Principals agree that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity. Seller and each Principal hereby waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

     10.16 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person (other than the parties hereto and such assigns) any legal or equitable rights hereunder provided, however, that, in the case of ARTICLE VIII, the Buyer Indemnified Parties and the Seller Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are permitted third party beneficiaries and shall have the right to enforce the provisions of ARTICLE VIII in their own names.

     10.17 Governing Language. This Agreement and the other Transaction Documents have been negotiated and executed by the parties in English. In the event any translation of this Agreement or any

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other Transaction Document is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

     10.18 Set-off. To the extent that any Seller has any obligation to a Buyer Indemnified Party (including any indemnification obligation pursuant to ARTICLE VIII), any Buyer Indemnified Party may set off the amount of such indemnification against any amounts then due and unpaid to any of the Seller Indemnified Parties by any of the Buyer Indemnified Parties within the time period allowed for payment to such Seller Indemnified Party. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit any Buyer Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

10.19 Principal Release.

Each Principal hereby agrees that such Person shall not make any claim (including an indemnification claim pursuant to Section 8.2(c)) against Buyer or any of their respective Affiliates or the Business related to or arising out of his, her or its role as a director/manager, shareholder (or other equityholder), officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, member, trustee, director, officer, employee, or agent of another entity (whether such claim is for any form of Losses and whether such claim is pursuant to any Law).

* * * * *

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     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

BUYER

TEAVANA CANADA, INC. By /s/ Andrew T. Mack Name: Andrew T. Mack Its: President

SELLER

TEAOPIA LIMITED

By /s/ David Bellasario Name: David Bellasario Its: President

PRINCIPALS

MISTER KEYS LIMITED

By /s/ David Bellasario _______________________
Name: David Bellasario Its: President

DAVID BELLASARIO

/s/ David Bellasario__________________________

DOMENIC BELLISARIO

/s/ Domenic Bellisario
________________________

PATRICIA BELLISARIO

/s/ Domenic Bellisario
________________________

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     IN WITNESS WHEREOF, the undersigned has executed this Asset Purchase Agreement as of the date and year first written above solely for the purposes of guaranteeing the Obligations of Buyer.

CORPORATION TEAVANA CORPORATION By: /s/ Andrew T. Mack Name: Andrew T. Mack Its: President and Chief Executive Officer

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